Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NATIONSTAR MORTGAGE HOLDINGS INC.,

WMIH CORP.,

and

WAND MERGER CORPORATION

Dated as of February 12, 2018

i

ii

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B Board of Directors of Parent Following the Effective Time

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 12, 2018, among NATIONSTAR MORTGAGE HOLDINGS INC., a Delaware corporation (the “Company”), WMIH CORP., a Delaware corporation (“Parent”) and WAND MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent, the Company and Merger Sub are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger (as defined below);

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of common stock, par value $0.01 per share, of the Company (the “Company Stock”), shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement, the KKR Voting Agreement (as defined below) and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into this Agreement and the KKR Voting Agreement and perform its obligations hereunder and thereunder, (iii) approved the execution and delivery by the Company of this Agreement and the KKR Voting Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement and the KKR Voting Agreement upon the terms and subject to the conditions contained herein and therein, (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the holders of Company Stock for their adoption (the resolutions described in clauses (i) through (v), collectively, the “Company Board Resolutions”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that the terms of this Agreement, the Fortress Voting Agreement and the transactions contemplated hereby and thereby, including the Parent Share Issuance, are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement and the Fortress Voting Agreement and perform its obligations hereunder and thereunder, (iii) approved the execution and delivery by Parent of this Agreement and the Fortress Voting Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement and the Fortress Voting Agreement upon the terms and subject to the conditions contained herein and therein, (iv) resolved to recommend that Parent’s stockholders approve the Parent Share Issuance (the “Parent Board Recommendation”) and (v) directed that the Parent Share Issuance be submitted to the holders of Parent Common Stock for their approval (the resolutions described in clauses (i) through (v), collectively, the “Parent Board Resolutions”);

WHEREAS, (i) the board of directors of Merger Sub has unanimously approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its stockholders and (ii) Parent, as sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, KKR Wand Investors Corporation and KKR Wand Holdings Corporation are entering into a voting and support agreement with the Company (the “KKR Voting Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, such holders have agreed, among other things, to vote their Parent Common Stock in favor of the Parent Share Issuance;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain directors and officers of Parent in their capacity as stockholders are entering into voting and support agreements with the Company (the “D&O Voting Agreements” and, together with the KKR Voting Agreement, the “KKR and D&O Voting Agreements”), pursuant to which, upon the terms and subject to the conditions thereof, such holders have agreed, among other things, to vote their Parent Common Stock in favor of the Parent Share Issuance;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, FIF HE Holdings LLC is entering into a voting and support agreement with Parent (the “Fortress Voting Agreement” and, together with the KKR and D&O Voting Agreements, the “Voting Agreements”), pursuant to which, upon the terms and subject to the conditions thereof, FIF HE Holdings LLC has agreed, among other things, to vote its Company Stock in favor of the Merger and the adoption of this Agreement; and

WHEREAS, Parent, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein,

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the KKR Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.3.

“Advance Facilities” means any funding arrangement with lenders collateralized, in whole or in part, by advances made by the Company or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable or to enforce remedies, manage and liquidate mortgaged properties or that the Company otherwise advances in its capacity as servicer.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise); provided, in no event shall the term “Affiliate” when used in respect of Parent include KKR & Co. L.P. or any of its Affiliates (including any of their “portfolio companies” as such term is customarily used in the private equity industry) (collectively, “KKR”).

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Company and its Subsidiaries and their respective operations from time to time, including without limitation the U.S. Foreign Corrupt Practices Act of 1977 (as amended).

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to the Company and its Subsidiaries and their respective operations from time to time, including without limitation the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Applicable Requirements” means, as of the time of reference, (i) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Company Originated Mortgage Loan application and the closing or funding of the relevant Company Originated Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Company Originated Mortgage Loan or Company Serviced Mortgage Loan at the relevant time, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Company Originated Mortgage Loan and Company Serviced Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements, (iv) any Orders applicable to any Company Originated Mortgage Loan or Company Serviced Mortgage Loan and (v) all legal obligations to, or Contracts with, any insurer, investor or Governmental Authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Authority, applicable to any Company Originated Mortgage Loan or Company Serviced Mortgage Loan.

“Authorization Letters” means reasonable and customary authorization letters to Financing Sources authorizing the distribution of information to prospective lenders, investors and financing sources and containing customary information and representations with respect to such information.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law or to be closed.

“Closing Date” means the date on which the Closing occurs.

“Closing Volume-Weighted Average Price” means the volume-weighted average price, rounded to four decimal points, of shares of Parent Common Stock on NASDAQ (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation in the Proxy Statement, subject to the terms and conditions of this Agreement, (iii) approving or recommending, or otherwise proposing publicly to approve or recommend, any Company Acquisition Proposal or (iv) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within 10 Business Days of the request of Parent and reaffirming the Company Board Recommendation within such ten Business Day period upon such request in accordance with Section 7.3(g).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2017 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2017.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company Equity Plan” means the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan.

“Company Intervening Event” means any event, condition, fact, occurrence, change or development (not related to a Company Acquisition Proposal) that is not known or reasonably foreseeable to the Company Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the Company’s ability to consummate the transactions contemplated hereby on a timely basis or (b) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (b) only, any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, (vi) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries, (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the Company or any of its Subsidiaries, including any change or proposal of any Law applicable to the housing or residential mortgage market or Mortgage Loan industry, (viii) the taking by the Company of any action expressly contemplated by, or the Company’s failure to take any action expressly prohibited by, this Agreement or the taking of any action or refraining from taking any action at Parent or Merger Sub’s written request, (ix) any change in the market price or trading volume of the Company’s securities, (x) other than with respect to the representations and warranties set forth in Section 3.4, and the conditions set forth in Section 8.2(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its advertisers, customers, suppliers, distributors or other business partners and (xi) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that in the cases of clauses (i), (ii), (iii), (iv) and (vii), any effect, change, condition, fact, development, occurrence or event may be considered to the extent it disproportionately affects the Company and its Subsidiaries relative to the other participants in the industries in which the Company and its Subsidiaries operate; provided, further, that in the cases of clauses (v), (vi) and (ix), any underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to the specific failure or event described in such clause may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded.

“Company Notes” mean, collectively, (i) 6.500% Senior Notes due 2018, (ii) 9.625% Senior Notes due 2019, (iii) 7.875% Senior Notes due 2020, (iv) 6.500% Senior Notes Due 2021 and (v) 6.500% Senior Notes due 2022, each issued by the Company and its Subsidiaries.

“Company Originated Mortgage Loan” means any Mortgage Loan originated by the Company or any of its Subsidiaries at any time since December 31, 2014.

“Company Restricted Stock” means all awards of Company Stock that are unvested and subject to vesting or transfer restrictions.

“Company RSUs” means all awards of restricted stock units of the Company.

“Company Serviced Mortgage Loan” means any Mortgage Loan serviced by the Company or any of its Subsidiaries pursuant to a Servicing Agreement since December 31, 2014.

“Company Triggering Event” shall be deemed to have occurred if a Parent Adverse Recommendation Change shall have occurred.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreements” means (a) the KKR Confidentiality Agreement and (b) that certain Non-Disclosure Agreement, dated as of October 31, 2017, by and between the Company and Parent, as supplemented by that certain Joinder to Non-Disclosure Agreement, dated as of December 15, 2017, by and between the Company and FIG LLC.

“Contract” means any written agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument, commitment or obligation.

“Data Tape” means the data tape, dated as of December 31, 2017, provided by the Company to Parent prior to the date hereof in computer tape form with respect to each Company Originated Mortgage Loan and Company Serviced Mortgage Loan as of the date specified therein.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Law” means any Law concerning the protection of the environment, pollution, contamination, natural resources, or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of January 5, 2015, as amended on November 12, 2015, December 8, 2017 and January 30, 2018, by and among Parent and the Escrow Agent, pursuant to which Parent appointed the Escrow Agent and established the Escrow Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means documented out-of-pocket fees and expenses reasonably incurred or paid in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, investment banking firms, accountants, experts and consultants.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Letters or any related engagement letter in respect of the Debt Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements (including the definitive agreements executed in connection with the Debt Letters) relating thereto and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, together with current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of the foregoing and the successors and assigns of the foregoing Persons.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any government-sponsored enterprise, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, non-objections, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insurance Laws” means any Law relating to the business of insurance or the regulation of insurance companies.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof) (collectively, “Patents”); (ii) copyrights (including software and copyrights in the IT Systems) in published and unpublished works of authorship (collectively, “Copyrights”); (iii) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet, social or mobile media addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith (collectively, “Marks”); (iv) registrations and applications for each of the foregoing; (v) trade secrets and trade secret rights, title and interests arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (vi) know-how, methods, processes and other similar proprietary and confidential information; and (vii) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, licensed to or controlled by the Company or its Subsidiaries.

“KKR Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of September 26, 2017, by and between the Company and Kohlberg Kravis Roberts & Co. L.P., as supplemented by that certain Joinder to Non-Disclosure Agreement, dated as of October 31, 2017, by and between the Company and Parent.

“Knowledge” means (i) with respect to the Company, the actual knowledge of each individual listed in Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of each individual listed in Section 1.1(a) of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Marketing Period” means the first period of 18 consecutive Business Days after the date of this Agreement throughout and at the end of which (a) Parent and Merger Sub shall have received the Required Information from the Company and (b) (i) the conditions set forth in Section 8.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), except as set forth in Section 1.1(c) of the Company Disclosure Letter, and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 18 consecutive Business Day period and (ii) nothing has occurred and no condition exists that entitles Parent to terminate this Agreement pursuant to Section 9.1; provided, that (1) (A) May 25, 2018 shall be excluded from the determination of such Marketing Period, (B) July 3, 2018 shall be excluded from the determination of such Marketing Period, (C) if such Marketing Period has not ended on or prior to August 17, 2018, then such Marketing Period shall not commence prior to September 4, 2018 and (D) if such Marketing Period has not ended on or prior to December 21, 2018, then such Marketing Period shall not commence prior to January 2, 2019, and (2) the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of the Marketing Period, (I) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such 18 consecutive Business Day period are not, during each day of such period, the most recent consolidated financial statements of the Company on which Company’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information, then the Marketing Period shall not be deemed to commence until the receipt by Parent of such most recent consolidated financial statements, (III) the Required Information, when taken as a whole along with the Company SEC Documents, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, in which case the Marketing Period shall be deemed to not commence unless and until such Required Information and the Company SEC Documents have been updated or amended so that there is no longer any such untrue statement or omission, or (IV) the Company or any of its Subsidiaries shall have announced (x) any intention to restate any historical financial statements of the Company or any of its Subsidiaries or other financial information included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required; provided, further, that if the Company in good faith reasonably believes that it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when the Company believes it completed delivery of the Required Information), in which case, the Marketing Period will be deemed to have commenced on the date set forth in such notice unless Parent in good faith reasonably believes that the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice delivers a written notice to Company to that effect (stating with specificity why Parent believes the Marketing Period has not commenced); provided, further, that the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained.

“Mortgage Loans” means any mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, originated, purchased, serviced or subserviced by the Company or any of its Subsidiaries, including forward and reverse mortgage loans.

“Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws, Orders or Contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Servicing Agreement.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance the Mortgage Servicing Rights of the Company or any of its Subsidiaries.

“MSR Related Transactions” means any transaction pursuant to which a portion of the Mortgage Servicing Rights, the right to receive fees in respect of the Mortgage Servicing Rights or the rights to the Mortgage Servicing Rights and related advances are transferred for fair value to another Person.

“NASDAQ” means the NASDAQ Stock Market LLC or any successor stock exchange operated by Nasdaq, Inc. or any successor thereto.

“Nationstar” means Nationstar Mortgage LLC.

“NPI” means “nonpublic personal information” as that term is defined under the Gramm-Leach-Bliley Act of 1999, as amended, and the applicable rules and regulations promulgated thereunder.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Offering Documents” means offering and syndication documents and materials, including offering memoranda private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials in connection with the Debt Financing.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Ownership Change” means an ownership change of Parent under Section 382(g) of the Code.

“Parent Acquisition Proposal” means (a) with respect to any offer, proposal or indication of interest (whether or not in writing) (a “Proposal”) made by Parent, a Proposal that if consummated would constitute an Acquisition (as defined in Article VI of the Parent Certificate of Incorporation) or (b) with respect to any Proposal made by any Person (other than Parent, the Company and its Subsidiaries) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of Parent or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of Parent or any of its Subsidiaries that constitute or account for 15% or more of the consolidated net assets of Parent and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving Parent or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Parent Adverse Recommendation Change” means any of the following actions by the Parent Board or any committee thereof: (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (ii) failing to make the Parent Board Recommendation in the Proxy Statement, subject to the terms and conditions of this Agreement, (iii) approving or recommending, or otherwise proposing publicly to approve or recommend, any Parent Acquisition Proposal or (iv) if a Parent Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Parent Acquisition Proposal within 10 Business Days of the request of the Company and reaffirming the Parent Board Recommendation within such ten Business Day period upon such request in accordance with Section 7.4(e).

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2017 and the footnotes thereto set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2017.

“Parent Certificate of Incorporation” means the amended and restated certificate of incorporation of Parent in effect as of the date hereof.

“Parent Common Stock” means the Common Stock, $0.00001 par value per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Intervening Event” means any event, condition, fact, occurrence, change or development not related to a Parent Acquisition Proposal that is not known or reasonably foreseeable to the Parent Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) Parent’s ability to consummate the transactions contemplated hereby on a timely basis or to satisfy its obligations to make payments under Section 9.3 or (b) the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (b) only, any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) any failure by Parent or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Parent’s revenue, earnings or other financial performance or results of operations, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, (vi) the downgrade in rating of any debt or debt securities of the Parent or any of its Subsidiaries, (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to Parent or any of its Subsidiaries, (viii) the taking by Parent of any action expressly contemplated by, or Parent’s failure to take any action expressly prohibited by, this Agreement, or the taking of any action or refraining from taking any action at the Company’s written request, (ix) any change in the market price or trading volume of Parent’s securities, (x) other than with respect to the representations and warranties set forth in Section 4.4 and the conditions set forth in Section 8.3(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in Parent’s or any of its Subsidiaries’ relationships with any of its advertisers, customers, suppliers, distributors or other business partners and (xi) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that in the cases of clauses (i), (ii), (iii), (iv) and (vii), any effect, change, condition, fact, development, occurrence or event may be considered to the extent it disproportionately affects the Parent and its Subsidiaries relative to the other participants in the industries in which the Parent and its Subsidiaries operate; provided, further, that in the cases of clauses (v), (vi) and (ix), any underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to the specific failure or event described in such clause may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded.

“Parent Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements or plans, and each other material benefit or compensation plan, program, contract, agreement or arrangement, whether written or unwritten that the Parent or any Subsidiary of the Parent sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of any current or former employee of the Parent or its Subsidiaries.

“Parent Preferred Stock” means, collectively, the Parent Series A Preferred Stock and the Parent Series B Preferred Stock.

“Parent Series A Preferred Stock” means the Convertible Preferred Stock, $0.00001 par value per share, of Parent designated as “Series A Preferred Stock”.

“Parent Series B Preferred Stock” means the Convertible Preferred Stock, $0.00001 par value per share, of Parent designated as “5.00% Series B Convertible Preferred Stock”.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock pursuant to the Merger and this Agreement.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Triggering Event” shall be deemed to have occurred if: (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company or any of its Subsidiaries shall have entered into any Alternative Company Acquisition Agreement.

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or the Parent Balance Sheet, as applicable, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or the Parent Balance Sheet, as applicable, and that would not be individually or in the aggregate materially adverse, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (v) all matters disclosed as a “Permitted Lien” in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, (vi) any state of facts which an accurate survey or inspection of real property would disclose and which, individually or in the aggregate, do not materially impair the value or continued use of such real property for the purposes for which it is used by such Person, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to the Company or Parent, as applicable, prior to the date hereof, (viii) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair value or the continued use of real property for the purposes for which it is used by such Person, (x) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property in the ordinary course of business, (xi) Liens pursuant to the Secured Company Indebtedness, MSR Related Transactions and any Contracts entered into in connection therewith and (xii) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Principal Stockholder” means FIF HE Holdings LLC, together with its Affiliates, including Fortress Investment Group, LLC (“Fortress”) and the investment funds and portfolio companies affiliated or associated with Fortress.

“Principal Stockholder Cash Election” means the Cash Election effectively made and not revoked pursuant to Section 2.6(a) by the Principal Stockholder with respect to 50% of its shares of Company Stock.

“Privacy Policies” mean all policies relating to privacy, personal, personally-identifiable, sensitive or regulated information or the data security of any IT Systems.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC, which shall include (i) a prospectus for the Parent Share Issuance and (ii) the Proxy Statement.

“Regulation AB” means Regulation AB (17 CFR 229.1100 et seq.), as amended and the rules promulgated thereunder.

“Required Information” means all customary financial and other pertinent information regarding the Company and its Subsidiaries as Parent and Merger Sub shall reasonably request in order to consummate the Debt Financing, including (x) (A) audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries (and related notes thereto) for the three (3) most recently completed fiscal years and the related audited consolidated balance sheets as of the end of the two (2) most recently completed fiscal years, in each case ended at least seventy-five (75) calendar days before the Closing Date (assuming, for purposes of determining the satisfaction of the Marketing Period that the Closing Date would occur at the end of such Marketing Period); (B) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 calendar days prior to the Closing Date and the related fiscal quarter of the prior fiscal year (assuming, for purposes of determining the satisfaction of the Marketing Period that the Closing Date would occur at the end of such Marketing Period); and (C) (i) a pro forma statement of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) for the most recently completed fiscal year ended at least seventy-five (75) calendar days before the Closing Date; (ii) a pro forma statement of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) for the latest interim period covered by the financial statements provided pursuant to clause (x)(B) above (and the comparative period of the prior year); (iii) a pro forma balance sheet as of the most recently completed fiscal year pursuant to clause (x)(A) or, if later, as of the most recently completed fiscal quarter pursuant to clause (x)(B) and (iv) a pro forma statement of operations of Parent and its Subsidiaries for the 12-month period ending on the last day of the most recently completed fiscal quarter covered by the financial statements provided pursuant to clause (x)(B) above, in each case, prepared after giving effect to the Merger, the Debt Financing, redemption of the Company Notes and other related transactions as if each such transaction had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), prepared in compliance with Regulation S-X of the Securities Act; provided that in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide such pro forma statements described in this clause (X)(C) unless Parent has provided to the Company (I) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma and summary financial data and (II) any other information that may be reasonably requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent (it being understood and agreed that Parent will promptly provide reasonably requested information with respect to, and assist in the preparation of, pro forma financial statements); (y) such other financial and operating information and data relating to the Company and its subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, in each case, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and in Offering Documents used in Rule 144A private placement of debt securities and (z) customary “comfort letters” (including customary “negative assurance” comfort) with respect to (i) the financial statements of the Company and its Subsidiaries and (ii) the pro forma financial statements described in clause (x)(C) above from independent accountants in connection with such an offering of securities which such accountants are prepared to provide upon completion of customary procedures. Notwithstanding anything to the contrary in this definition, nothing herein will require the Company to provide (or be deemed to require the Company to prepare) any (1) description of all or any portion of the Debt Financing, including any “description of notes”, (2) risk factors relating to all or any component of the Debt Financing or (3) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

“Sanctioned Person” means a Person that is (a) on the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of Treasury, Office of Foreign Assets Control, the European Union or any equivalent list of sanctioned persons issued by any relevant Governmental Authorities with regulatory authority over the Company or any Subsidiary from time to time, (b) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations Security Council, (iv) Her Majesty’s Treasury or (v) other similar Governmental Authorities with regulatory authority over the Company or any Subsidiary from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Secured Company Indebtedness” means the Advance Facilities, MSR Facilities and Warehouse Facilities.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Authority or a Third Party to service and administer Mortgage Loans.

“Software” means all application software, including all source code and object code versions thereof.

“Stockholders Agreement” means the Stockholders Agreement, dated February 17, 2012, by and between the Company and FIF HE Holdings LLC.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Company Proposal” means a Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel (i) to be more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement after taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal, and all other factors that the Company Board deems relevant and (ii) is reasonably capable of being consummated on the terms proposed.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like duty, fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, regulation, administration or collection of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warehouse Facilities” means any financing arrangement of any kind, including, but now limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance or refinance the purchase, origination or funding by the Company or any of its Subsidiaries of loans, mortgage related securities, mortgaged properties acquired through foreclosure or other mortgage-related assets.

“Willful Breach” means a material breach of this Agreement resulting from a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
382 Tax Opinion	Section 8.3(d)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 7.3(a)
Appraisal Shares	Section 2.9
Audited Captive Financial Statements	Section 4.22(d)
Book-Entry Shares	Section 2.5(c)
Burdensome Condition	Section 7.1(a)
Captive Documents	Section 4.22(b)
Captive Insurance Company	Section 4.22(a)
Cash Electing Company Share	Section 2.5(b)(i)
Cash Election	Section 2.5(b)(i)
Cash Election Amount	Section 2.5(b)(i)
Cash Fraction	Section 2.5(b)(i)
Certificate	Section 2.5(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Board Resolutions	Recitals
Company Material Contract	Section 3.21(a)
Company Meeting	Section 7.2(d)
Company Plan	Section 3.18(a)
Company Preferred Stock	Section 3.5(a)
Company Related Parties	Section 9.3(h)
Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(b)
Company Stock	Recitals
Company Stockholder Approval	Section 3.2(a)
Company Subsidiary Securities	Section 3.6(b)
Company Termination Fee	Section 9.3(a)
Conditions	Section 7.6(a)
Continuing Employees	Section 6.4(a)
Converted RSU	Section 2.12(a)
Copyrights	Section 1.1
D&O Insurance	Section 6.3(c)
D&O Voting Agreements	Recitals
Debt Commitment Letter	Section 4.10(a)
Debt Financing	Section 4.10(a)
Debt Financing Parties	Section 7.5(a)
Debt Letters	Section 4.10(a)
DGCL	Recitals
Discharge	Section 7.6(b)
Disclosure Letter	Section 10.5
Effective Time	Section 2.3
Election Deadline	Section 2.6(c)
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2(a)

Term	Section
Exchange Agent	Section 2.10(a)
Exchange Fund	Section 2.10(a)
Exchange Ratio	Section 2.5(b)(ii)
Foreign Benefit Plan	Section 3.18(g)
Form of Election	Section 2.6(b)
Fortress Voting Agreement	Recitals
Indemnified Party	Section 6.3(a)
KKR and D&O Voting Agreements	Recitals
KKR Voting Agreement	Recitals
Marks	Section 1.1
Maximum Cash Amount	Section 2.5(b)(i)
Merger	Recitals
Merger Consideration	Section 2.5(b)(iii)
Merger Sub	Preamble
New Benefit Plans	Section 6.4(b)
New Notes	Section 7.5(f)
Non-Electing Company Share	Section 2.6(b)
Non-Management Employees	Section 5.1(i)
Non-Recourse Party	Section 10.14
Offer	Section 7.6(a)
Offer Documents	Section 7.6(a)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Board Resolutions	Recitals
Parent Capitalization Date	Section 4.5(a)
Parent Meeting	Section 7.2(e)
Parent Related Parties	Section 9.3(h)
Parent SEC Documents	Section 4.7(a)
Parent Securities	Section 4.5(b)
Parent Stock Options	Section 4.5(a)
Parent Stockholder Approval	Section 4.2(a)
Parent Subsidiary Securities	Section 4.6(b)
Parent Termination Fee	Section 9.3(b)
Parent’s Tax Advisor	Section 8.3(d)
Party or Parties	Preamble
Patents	Section 1.1
Per Share Cash Election Consideration	Section 2.5(b)(i)
Premium Cap	Section 6.3(c)
Proxy Statement	Section 7.2(b)
Real Property Leases	Section 3.14(b)
Registered Intellectual Property	Section 3.15(a)
Related Party Contract	Section 3.27
Representatives	Section 7.9(a)
Required Regulatory Approval	Section 8.1(d)
Reverse Termination Fee	Section 9.3(d)
Section 16 Officer	Section 7.10
Stock Electing Company Share	Section 2.5(b)(ii)
Stock Election	Section 2.5(b)(ii)
Substitute Financing	Section 7.5(d)
Surviving Corporation	Section 2.1

Term	Section
Third Party Consent	Section 7.1(f)
Trade Secrets	Section 1.1
Voting Agreements	Recitals

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall be deemed to include (i) with respect to documents made available to Parent, any documents (x) filed with or furnished to the SEC by the Company or (y) provided to Parent or its Representatives in the virtual “data room” established by the Company or its Representatives in connection with the transactions contemplated hereby and (ii) with respect to documents made available to the Company, any documents (x) filed with or furnished to the SEC by Parent or (y) provided to the Company or its Representatives in the virtual “data room” established by Parent or its Representatives in connection with the transactions contemplated hereby. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue,

New York, New York 10022, no later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided, that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur instead on the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than two Business Days’ written notice and (ii) the second Business Day following the last day of the Marketing Period (as it may be extended pursuant to the definition thereof).

Section 2.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4 Surviving Corporation Matters.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Nationstar Mortgage Holdings Inc.”, until further amended in accordance with the provisions thereof and applicable Law.

(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.5 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time, including Company Restricted Stock (other than shares (x) to be canceled in accordance with Section 2.5(a), and (y) subject to the provisions of Section 2.9) shall at the Effective Time be converted into the right to receive (without interest, subject to reduction for any applicable withholding Taxes payable in respect thereof and further subject to the provisions of this Article II):

(i) Each share of Company Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made (or deemed made) and not revoked pursuant to Section 2.6(a) (each, a “Cash Electing Company Share”) shall be converted into the right to receive $18.00 in cash (the “Per Share Cash

Election Consideration”); provided, however, that if the product of the number of Cash Electing Company Shares and the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds $1,225,885,248.00 (the “Maximum Cash Amount”), then each Cash Electing Company Share shall be converted into a right to receive (A) an amount of cash (without interest) equal to the product (rounded to two decimal places) of (I) the Per Share Cash Election Consideration and (II) a fraction, the numerator of which shall be the Maximum Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) one (1) minus the Cash Fraction.

(ii) Each share of Company Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been effectively made (or deemed made) and not revoked pursuant to Section 2.6(a) (each, a “Stock Electing Company Share”) shall be converted into 12.7793 validly issued, fully paid and nonassessable shares of Parent Common Stock (such number, the “Exchange Ratio”), subject to adjustment in accordance with Section 2.6; provided, however, that if the Maximum Cash Amount exceeds the Cash Election Amount, then each Stock Electing Company Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Stock Electing Company Shares and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product (rounded to four decimal places) of (I) the Exchange Ratio and (II) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (A) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

(iii) The shares of Parent Common Stock to be issued and/or cash payable upon the conversion of a share of Company Stock pursuant to this Section 2.5(b) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.9, are referred to collectively as the “Merger Consideration”.

(c) As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.9) the right to receive the Merger Consideration, without interest, subject to compliance with the procedures set forth in Section 2.10.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.6 Cash and Stock Elections.

(a) Each Person who, on or prior to the Election Deadline, is a record holder of shares of Company Stock (including Company Restricted Stock) other than Appraisal Shares shall be entitled to specify the number of such holder’s shares of Company Stock with respect to which such holder makes a Cash Election or a Stock Election. For purposes of this Section 2.6, any reference to “shares of Company Stock” shall also include Company RSUs, as applicable, mutatis mutandis.

(b) Parent shall prepare and file as an exhibit to the Registration Statement, a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. Not less than twenty (20) Business Days prior to the Election Deadline, the Exchange Agent shall mail the Form of Election to all Persons who are record holders of shares of Company Stock as of the record date for the Company Meeting. The Form of Election shall be used by each record holder of shares of Company Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect either a Cash Election or a Stock Election as to each such share of Company Stock held by such holder. In the event that a holder fails to make a

Cash Election or a Stock Election with respect to any shares of Company Stock held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Stock Election with respect to those shares of Company Stock for which no election was made (each such share of Company Stock, a “Non-Electing Company Share”). The Exchange Agent shall use its reasonable best efforts to make the Form of Election available to all Persons who become record holders of shares of Company Stock during the period between the record date for the Company Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(c) Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the date that is three (3) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of Company Stock, no further registration of transfers of such shares of Company Stock shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked in accordance with Section 2.6(e).

(d) Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Company Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. If a Cash Election or a Stock Election is revoked, the shares of Company Stock as to which such election previously applied shall be treated as Non-Electing Company Shares in accordance with Section 2.6(b) unless a contrary election is submitted by the holder within the period during which elections are permitted to be made pursuant to Section 2.6(c). The accounts of holders of Book-Entry Shares will not be credited at the Depository Trust Company, unless the holder so requests.

(f) The reasonable good faith determination of the Exchange Agent (or the reasonable good faith determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.6, as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent and to disregard immaterial defects in the completed Forms of Election. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a completed Form of Election. The Exchange Agent (or Parent, in the event that the Exchange Agent declines to make the following computations) shall also make all computations contemplated by Section 2.5(b), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 2.6 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to administer these Cash Elections and Stock Elections.

Section 2.7 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Parent Common Stock, the outstanding shares of Parent Series B Preferred Stock or the outstanding shares of Company Stock (or the securities convertible into or exercisable for shares of Parent Common Stock, Parent Series B Preferred Stock or shares of Company Stock) shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Restricted Stock and Company RSUs), as the case may be, the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.7 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.8 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 2.5, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.8, all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.5(b) (or would be entitled but for this Section 2.8) and (ii) an amount equal to the Closing Volume-Weighted Average Price. The amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests in Parent Common Stock shall be paid by the Exchange Agent, without interest, to the holders of Company Stock entitled to receive such cash at the time of payment of the other Merger Consideration to which such holders are entitled.

Section 2.9 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.5. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.10 Exchange of Company Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”). At or immediately following the Effective Time on the Closing Date, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article II, through the Exchange Agent, a number of shares of Parent Common Stock issuable (whether represented in certificated or non-certificated direct registration form) pursuant to Section 2.5(b) in exchange for shares of Company Stock outstanding at the Effective Time. At or immediately following the Effective Time on the Closing Date, Parent shall provide or shall cause to be provided to the Exchange Agent an aggregate amount of cash equal to the Maximum Cash Amount to pay the cash portion of the Merger Consideration (such shares of Parent Common Stock and cash provided to the Exchange Agent under this Section 2.10(a), the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.9. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.5 out of the Exchange Fund. Except as provided in Section 2.10(g), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. Until surrendered as contemplated by this Section 2.10(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and no dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of, or in respect of, any Certificate with respect to the shares of Parent Common Stock issuable upon surrender thereof.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares. To the extent any shares of Parent Common Stock are deliverable to any holder under this Section 2.10(b)(ii), such shares shall be deemed issued to such holder on the Closing Date and, consequently, the holder of such shares shall be entitled to any dividends or distributions with respect to Parent Common Stock with a record date after the Effective Time in the same manner as other holders of shares of Parent Common Stock.

(c) The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the

Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.11 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.12 Treatment of Company Equity Awards.

(a) Company RSUs and Company Restricted Stock. Except as otherwise provided in Section 5.1(b)(ii) of the Company Disclosure Letter, Company Restricted Stock and Company RSUs shall be treated as follows. Effective as of immediately prior to the Effective Time, each then-outstanding share of Company Restricted Stock shall automatically and without any action on the part of the holder thereof, automatically vest in full and shall be converted into the right to receive the Merger Consideration as set forth in Section 2.5(b). Effective as of immediately prior to the Effective Time, each then-outstanding Company RSU (whether vested or unvested) shall automatically and without any action on the part of the holder thereof, automatically vest in full and be assumed by Parent and converted into a Parent restricted stock unit (a “Converted RSU”) entitling the holder thereof to receive upon settlement the Merger Consideration, as elected by the holder of the Company RSU in accordance with the procedures set out in Section 2.6, based on the number of shares of Company Stock underlying or represented by the number of Company RSUs as of immediately prior to the Effective Time multiplied by (i) if the holder thereof makes a Cash Election, the Per Share Cash Election Consideration, or (ii) if the holder thereof makes a Stock Election, the consideration applicable to a Stock Electing Company Share, and subject in each case to adjustment as provided in Section 2.5(b) in the event the Cash Election Amount is greater than or less than the Maximum Cash Amount and as provided in Section 2.9. Each such Converted RSU shall be settled, and payment of such Merger Consideration with respect to such Company RSUs, including delivery of any Parent Common Stock, shall be made as soon as practicable but no later than three (3) Business Days after the Effective Time; provided, that with respect to any Company RSU that constitutes deferred compensation subject to 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company Equity Plan and award agreement that will not trigger such Tax or penalty.

(b) Company Actions. Prior to the Effective Time, each of the Company Board and the Parent Board (or the appropriate committee thereof) shall adopt any resolutions it reasonably determines to be necessary to provide for the treatment of the Company RSUs and Company Restricted Stock contemplated by this Section 2.12 and, not later than two (2) Business Days prior to the Effective Time, (i) the Company shall provide Parent with drafts of any such resolutions it proposes to adopt for Parent’s reasonable review and comment, which comments the Company shall consider in good faith, and (ii) Parent shall provide the Company with drafts of any such resolutions it proposes to adopt for the Company’s reasonable review and comment, which comments Parent shall consider in good faith.

Section 2.13 Withholding. Parent, the Company, the Surviving Corporation and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law; provided, that withholding for Merger Consideration received in respect of Company RSUs and Company Restricted Stock shall be effected as cash and net share withholding in proportion to the type of consideration (cash or Company Stock) payable to the holder of such Company RSUs or share of Company Restricted Stock. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.14 Parent Corporate Matters. Parent shall take all requisite action to cause the Board of Directors of Parent to be as set forth on Exhibit B as of the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.5, (a) except as disclosed in the Company SEC Documents publicly filed since January 1, 2015 and prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement), it being agreed that this clause (a) shall not be applicable to Section 3.2 and Section 3.5, and (b) except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as presently conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 3.2 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the KKR and D&O Voting Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the KKR and D&O Voting Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the KKR and D&O Voting Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, except, in the case of the Merger (to the extent required by the DGCL and the certificate of incorporation and bylaws of the Company), for the approval of the Merger and the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”). Each of this Agreement and the KKR and D&O Voting Agreements, assuming due authorization, execution and delivery by Parent and, with respect to this Agreement, Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

(b) The Company Board has unanimously approved the Company Board Resolutions.

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement and the KKR and D&O Voting Agreements by the Company and the performance of its obligations hereunder and thereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 3.3(c) of the Company Disclosure Letter, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, including the filing with the SEC of the Proxy Statement, (e) compliance with any applicable requirements of the NYSE, and (f) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4 Non-Contravention. The execution and delivery of this Agreement and the KKR and D&O Voting Agreements by the Company and the performance of its obligations hereunder and thereunder do not and will not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Company or any of its Subsidiaries is party or which is binding upon the Company or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists solely of 1,000,000,000 shares of Company Stock and 300,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on February 8, 2018, (i) there were issued and outstanding (A) 97,727,755 shares of Company Stock (including 363,934 shares of Company Restricted Stock under the Company Equity Plan), (B) no shares of Company Preferred Stock, (C) Company RSUs with respect to an aggregate of 1,730,632 shares of Company Stock, all of which were issued under the Company Equity Plan, and (ii) 5,259,285 shares of Company Stock were available for issuance of future awards under the Company Equity Plan and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement. No shares of Company Stock are held by any Subsidiary of the Company.

(b) Except (x) as set forth in Section 3.5(a), (y) for any Company RSUs and Company Restricted Stock that are granted under a Company Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the settlement of Company RSUs or vesting of Company Restricted Stock that were outstanding on February 8, 2018 or subsequently granted under the Company Equity Plan or otherwise in accordance with the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) options or other rights or agreements, commitments or understandings to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock or other voting securities of or other ownership interests in the Company, or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Other than the Stockholders Agreement, neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive rights and were issued in compliance with all applicable securities Laws. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of the Company is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Lien other than Permitted Liens. Section 3.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (x) its name and (y) its jurisdiction of organization. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, each Subsidiary is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) options or other rights or agreements, commitments or understandings to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.7 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms and documents (including exhibits and other information incorporated therein) required to be filed or furnished, as the case may be, by the Company since December 31, 2015 (collectively, the “Company SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2015, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.8 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

Section 3.9 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, in which the Proxy Statement will be included, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Registration Statement is declared effective, the date on which the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10 Absence of Certain Changes.

(a) Since December 31, 2016, there has not been any event, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) (i) From December 31, 2016 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices in all material respects and (ii) from September 30, 2017 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under, clauses (a), (b), (d), (e), (f), (g), (i), (l), (m) and (n) of Section 5.1.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since September 30, 2017,

(c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Letter or for matters that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) are and have been since December 31, 2015 in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any material violation by the Company or its Subsidiaries of any applicable Law or Order.

(b) Without limiting the generality of Section 3.12(a), since December 31, 2012, neither the Company nor any of its Subsidiaries, nor any director, officer, employee, agent, or other Person acting on behalf or for the benefit of the Company or any of its Subsidiaries is a Sanctioned Person nor has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has otherwise violated Sanctions.

(c) Neither the Company nor any of its Subsidiaries has, since December 31, 2012, violated or is in violation of any Anti-Money Laundering Law.

(d) The Company and its Subsidiaries have in place and have adhered to policies and procedures designed to prevent their officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice or conduct relating to the business of the Company or its Subsidiaries that would constitute an offence under the Anti-Bribery Laws or Sanctions.

(e) Except as set forth on Section 3.12(e) of the Company Disclosure Letter or for matters that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are and have been since December 31, 2015 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses, (iii) since December 31, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, (iv) since December 31, 2015, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (v) to the Knowledge of the Company, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

(f) Section 3.12(f) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by the Company or any its Subsidiaries and used for the conduct of their business as presently conducted. Except as set forth on Section 3.12(f) of the Company Disclosure Letter, no Subsidiary of the Company other than Nationstar is required to be licensed or registered with any Governmental Authority as an originator, owner or servicer of Mortgage Loans.

Section 3.13 Litigation. Except as set forth on Section 3.13 of the Company Disclosure Letter or for matters that have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of the Company, threatened) with respect to or against the Company or any of its Subsidiaries by or before any Governmental Authority or (b) Order against the Company or any of its Subsidiaries.

Section 3.14 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property (other than any interest in real property pursuant to Mortgage Loans).

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the leases, subleases or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property and for which annual rent payments exceed $500,000 (the “Real Property Leases”).

(c) The Company or one of its Subsidiaries has valid leasehold title to each parcel of real property subject to a Real Property Lease, sufficient to allow each of the Company and its Subsidiaries to conduct their business as currently conducted, and has good and valid title to, or otherwise has the right to use, all material tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted reflected on the Company Balance Sheet or acquired after September 30, 2017, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property that has been disposed of or leased in the ordinary course of business or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions, and (ii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date hereof, the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by and material to the conduct of the business of the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the items on Section 3.15(a) of the Company Disclosure Letter are valid, subsisting, unexpired, and enforceable, (ii) the Company and its Subsidiaries exclusively own the above-scheduled items and their material unregistered proprietary Intellectual Property, in each case, free and clear of all Liens, except for Permitted Liens, (iii) the Company and its Subsidiaries have the right to use all other Intellectual Property to the extent currently used or otherwise necessary and material to the conduct of their business and (iv) no Person (other than employees on a need-to-know basis) has any current or contingent right to access or possess any proprietary source code of the Company or any of its Subsidiaries.

(b) Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate any Intellectual Property of any other Person, (ii) there is no pending (or, to the Knowledge of the Company, threatened) Proceeding against the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation and (iii) no Person is challenging or, to the Knowledge of the Company, infringing, misappropriating or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property.

(c) Except for actions or failure to take actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain and/or prosecute (as applicable) the (i) Registered Intellectual Property and (ii) secrecy of the Trade Secrets that are Owned Intellectual Property.

(d) Except for actions or failures to take action that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries licenses, distributes or makes available to Third Parties any Software that is material to the Company or any of its Subsidiaries that uses, contains, is based upon or interacts with any Software that is licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in any manner that would require any source code of the Software owned by the Company or any of its Subsidiaries to be disclosed, licensed for free, publicly distributed or dedicated to the public.

(e) All IT Systems material to the business of the Company and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use. Except for actions or failures to take action that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and maintain commercially reasonable security, backup and disaster recovery procedures and systems sufficient to conduct the business of the Company and its Subsidiaries without disruption. Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the material IT Systems contains any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(f) The Company has taken commercially reasonable actions to protect the security and integrity of the IT Systems and the data and other information contained therein. Since December 31, 2015, the Company and its Subsidiaries (i) have not had a failure, unauthorized access or use, or other adverse event affecting any of the IT Systems (or any data within) and (ii) have not had any data security, information security, or other technological deficiency with respect to the IT Systems, in each case of (i) and (ii), that caused or causes or presented or presents a risk of disruption to the IT Systems or of unauthorized access to or disclosure thereto of any information therein or personally identifiable information that had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Data Privacy and Security. Since December 31, 2015, the Company and its Subsidiaries have (i) posted a Privacy Policy on their websites and (ii) been in compliance in all material respects with all applicable Laws pertaining to data protection or information privacy and security and (iii) complied in all material respects with their Privacy Policies, applicable industry guidelines, and contractual requirements pertaining to data protection or information privacy and security. Since December 31, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or complaint from any Governmental Authority of violation of any applicable Laws applicable to data protection or information privacy and security and, to the Knowledge of the Company, there is no pending investigation by any Governmental Authority of the Company or any of its Subsidiaries relating to such Laws.

Section 3.17 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (iv) no Taxes or Tax Returns with respect to the Company or any of its Subsidiaries are under audit or examination by or any other proceeding with any Taxing Authority, (v) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its

Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens and (vii) neither the Company nor any of its Subsidiaries has received a claim from any Taxing Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction;

(b) during the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(c) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing and for which the Company and its Subsidiaries will have no liability following the Closing or (iii) are customary commercial contracts entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes;

(d) (i) neither the Company nor any of its Subsidiaries is or has been a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, (ii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and (iv) there are no issued or pending closing agreements pursuant to Section 7121 of the Code, or any similar provision of any Tax Law, or private letter rulings from the IRS, or comparable rulings of any Taxing Authority, with respect to either the Company or any of its Subsidiaries that would bind the Company or any of its Subsidiaries after the Closing Date;

(e) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(f) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c); and

(g) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or incorrect method of accounting, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) installment sale or open transaction disposition made prior to Closing, (iv) prepaid amount received prior to Closing or (v) any election under Section 108(i) of the Code.

Section 3.18 Employee Benefit Plans.

(a) Section 3.18(a)(i) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements or plans, and each other material benefit or compensation plan, program, contract, agreement or arrangement, whether written or unwritten that the Company or any Subsidiary sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to, for the benefit of any current or former employee, independent contractor (who is a natural person) or director of the Company or its Subsidiaries. The Company has made available to Parent with respect to each material written Company Plan, as applicable: (A) a true and complete copy of the Company Plan and all material amendments thereto and, if applicable, all related trust documents and funding instruments, (B) the most recent annual report (Form 5500 including, if applicable, all schedules and attachments thereto), if any, required under ERISA or the Code in connection therewith, (C) all summary plan descriptions, together with each summary of material modifications, if any, required under ERISA, (D) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Plan intended to be qualified under Section 401(a) of the Code and (E) all material correspondence to or from any Governmental Authority within the past three years with respect to any Company Plan.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been maintained, administered and operated in compliance with its terms and the requirements of applicable Law.

(c) Except as would not be reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) (i) a multiemployer plan as defined in Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA or Section 412 of the Code. No Company Plan provides post-employment health or welfare benefits for any current or former employees or other service providers of the Company or its Subsidiaries (or their dependent), other than as required under Section 4980B of the Code.

(f) Except as expressly contemplated by this Agreement, including Section 2.12, the consummation of the transactions contemplated hereby would not reasonably be expected to, either alone or in combination with another event, (i) result in any material payment becoming due, accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such director, officer or employee of the Company or its Subsidiaries; (ii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan; or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(g) Except as would not be reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan established or maintained outside of the United States of America for the benefit of employees of the Company or any of its Subsidiaries residing or working outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices, (ii) each Foreign Benefit Plan which is subject to minimum funding or book reserve requirements is so funded or book reserved and (iii) each Foreign Benefit Plan required to be registered has been registered and has been so registered, approved and maintained in good standing with applicable Governmental Authorities.

Section 3.19 Employees; Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement with any entity representing a group of Employees, and there are no, and during the last three years have been no, labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any Employees.

(b) The Company and its Subsidiaries have complied with all applicable Laws relating to employment and engagement of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of withholding and/or social security Taxes, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) As of the date of this Agreement, there is no strike, other material labor dispute or unfair labor practice Proceeding pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any material activity involving its or any of its Subsidiaries’ Employees seeking to certify a collective bargaining unit or engaging in other similar organizational activity.

Section 3.20 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, since December 31, 2015, have been, in compliance with all applicable Environmental Laws and possess and are in compliance with all Environmental Permits, (ii) since December 31, 2015 through the date of this Agreement, no notice of violation or other notice has been received by the Company or any of its Subsidiaries alleging any violation of, or liability arising out of, any Environmental Law the substance of which has not been resolved, (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law and (iv) neither the Company nor any of its Subsidiaries has released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances or has owned or operated at any real property (other than any interest in real property pursuant to Mortgage Loans) contaminated by any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or liability of, the Company or any of its Subsidiaries.

Section 3.21 Material Contracts.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) each Contract that (A) limits or restricts the Company and its Subsidiaries (or would, from and after the Effective Time, limit or restrict Parent, any of its Subsidiaries or any of its stockholders) from competing in any line of business or with any Person in any geographic region, or (B) contains “most favored nation” pricing provisions, exclusivity obligations, rights of first refusal, rights of first negotiation or offer or similar restrictions binding on the Company or any of its Subsidiaries;

(ii) each Contract that is a joint venture or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract in respect of (A) Secured Company Indebtedness or (B) MSR Related Transactions with respect to Mortgage Servicing Rights having an unpaid principal balance in the aggregate of $5 billion or greater;

(iv) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (other than letters of credit, surety bonds and similar performance guarantees and intercompany loans between the Company and its wholly-owned Subsidiaries) in each case in an amount in excess of $50 million individually;

(v) each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $10 million;

(vi) each Contract that is an acquisition agreement or divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement to be in excess of $50 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $50 million, (C) the Company has any ongoing indemnification or other outstanding obligations as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment obligations after the date of this Agreement reasonably likely to result in the payment of in excess of $500,000, excluding, in each case, (x) Contracts related to Secured Company Indebtedness, (y) acquisitions or dispositions of inventory, products or assets in the ordinary course of the Company’s and its Subsidiaries’ business, including in connection with MSR Related Transactions, securitizations or other similar transactions involving Mortgage Servicing Rights or Mortgage Loans or (z) of inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vii) each Contract between the Company or any of its Subsidiaries and a Governmental Authority;

(viii) each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix) each Related Party Contract;

(x) each Contract which restricts the payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries;

(xi) each Contract under which the Company or any of its Subsidiaries (A) grants or is granted, in any material respect, a license or other right or interest with respect to any Intellectual Property or IT Systems (including any settlement or co-existence agreements or agreements with covenants not to sue, but excluding any non-exclusive license (x) for the use of any commercially available, off-the-shelf software with a replacement cost and/or aggregate annual payments of less than $250,000, and/or (y) which is granted in the ordinary course of business by the Company and its Subsidiaries and is not material to the Company and/or any of its Subsidiaries), or (B) is subject to any material restrictions with respect to any Intellectual Property or IT Systems owned by the Company and its Subsidiaries; and

(xii) each Contract involving the settlement of any Proceeding or threatened Proceeding (or series of Proceedings), other than a claim, action or Proceeding relating to Taxes, which (x) may involve payments in excess of $2 million after the date hereof or since December 31, 2015 has involved payments in excess of $2 million or (y) impose or would purport to impose material restrictions on the operation of the businesses of Parent or any of its Subsidiaries following the Closing.

Each Contract of the type described in clauses (i) through (vii) is referred to herein as a “Company Material Contract”.

(b) Except for any Company Material Contract that has terminated or expired in accordance with its terms or except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 3.22 Mortgage Business.

(a) Nationstar (i) is approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the United States Department of Veterans Affairs and the United States Department of Agriculture, (ii) has not received any written or, to the Knowledge of the Company, any oral or other notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Authorities, nor to the Knowledge of the Company does any circumstance exist that could reasonably be expected to result in such cancellation, suspension or material limitation, and (iii) has not received any written notice indicating that any event has occurred that could reasonably be expected to result in the Company or any of its Subsidiaries not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, except, in the case of this clause (iii), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.22(b) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have the entire right, title and interest in and to the Mortgage Servicing Rights and the right to service the Mortgage Loans currently being serviced by Nationstar, subject to Applicable Requirements and Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each servicing advance made by or on behalf of the Company or any of its Subsidiaries was made, and is reimbursable in accordance with, the applicable Servicing Agreement and is a valid and subsisting amount owing to the Company or such Subsidiary and (ii) neither the Company nor any of its Subsidiaries has received any written notice from an investor, insurer or other party in which such investor, insurer or other party disputes or denies any claim by or on behalf of the Company or such Subsidiary for reimbursement in connection with a servicing advance.

(c) Except as set forth in Section 3.22(c) of the Company Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since December 31, 2015 have been, in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral or other notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(d) In connection with securitizations of Company Originated Mortgage Loans and, to the extent applicable, Company Serviced Mortgage Loans, except for failures that would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have provided all material servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by the Company or its Subsidiaries (including as required under Regulation AB), pursuant to any Servicing Agreement, including any that were to be included in any Form 8-K (and/or Form 10-D) or Form 10-K, to the person designated for receipt in the applicable Servicing Agreement on a timely basis.

(e) Except as set forth in Section 3.22(e) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Company Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, (ii) no Company Originated Mortgage Loan is subject to any defect or condition that would allow an investor or Governmental Authority to increase the loss level for such Company Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against the Company or any of its Subsidiaries, (iii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (iv) to the Knowledge of the Company, each appraisal obtained in connection with each Company Originated Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (v) each Company Originated Mortgage Loan was originated as a “qualified mortgage” as defined in Regulation Z (12 CFR §1026.43) and meets the qualified mortgage standards set forth therein; and (vi) no Company Originated Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity Protection Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the servicing file for each Company Originated Mortgage Loan owned, or Company Serviced Mortgage Loan serviced, by the Company or any of its Subsidiaries as of the date hereof is complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by the Company or any of its Subsidiaries under any Servicing Agreement or any Applicable Requirements and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by the Company or such Subsidiary under any such Servicing Agreement or Applicable Requirements; (B) permit termination of any such Servicing Agreement by a Third Party without the consent of the Company or such Subsidiary; (C) impose on the Company or its Subsidiaries sanctions or penalties in respect of any Servicing Agreement or any Applicable Requirement; or (D) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement that would result in a breach or trigger a default of any obligation of the Company or its Subsidiaries under any Servicing Agreement or Applicable Requirement.

(g) Prior to the date hereof, the Company has made available to Parent the Data Tape. The information included in the Data Tape is true and correct in all material respects as of the date(s) specified therein.

Section 3.23 Finders’ Fee, etc. Except for the parties listed on Section 3.23 of the Company Disclosure Letter, no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has made available to Parent a complete and correct copy of all agreements pursuant to which the parties listed on Section 3.23 of the Company Disclosure Letter are entitled to any fees and expenses in connection with the Merger or any of the transactions contemplated by this Agreement.

Section 3.24 Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.17, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other similar Takeover Statute and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 3.25 Certain Business Practices. Since December 31, 2012, none of the Company, its Subsidiaries and, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) offered, promised, made or authorized any unlawful payment of anything of value to foreign or domestic government officials or employees (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization), to foreign or domestic political parties or campaigns, or to any other Person acting in an official capacity, to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or otherwise violated any Anti-Bribery Law.

Section 3.26 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the Company and its Subsidiaries are in full force and effect and all premiums thereunder have been paid when due to the applicable insurer or Third Party financing such premiums. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such insurance policies are sufficient for compliance with all applicable Laws. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred which, with or without notice or the lapse of time, would constitute a breach or default under, or permit termination of, any such insurance policy, other than such breach, default or termination that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.27 Related Party Transactions. Except as set forth on Section 3.27 of the Company Disclosure Letter, no current director, officer, Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or a Subsidiary of the Company or (b) is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or a Subsidiary of the Company of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each such indebtedness, contract, arrangement or understanding, a “Related Party Contract”).

Section 3.28 Fairness Opinions. (a) The Company Board has received the opinion of Citigroup Global Markets Inc. as of the date of this Agreement to the effect that, as of such date and subject to the assumptions, limitations and qualifications reflected therein, and after giving effect to the Principal Stockholder Cash Election, the Minimum Average Per Share Consideration (as defined in such opinion) to be received by the holders of Company Stock (other than the Principal Stockholder) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Stock; and (b) a special committee of the Company Board has received the opinion of PJT Partners LP as of the date of this Agreement to the effect that, as of such date and subject to the assumptions, limitations and qualifications reflected therein, and taking into account the Principal Stockholder Cash Election, the Merger Consideration, in the aggregate, to be received by the holders of Company Stock (other than the Principal Stockholder) in the Merger pursuant to this Agreement, is fair, from a financial point of view, to such holders of Company Stock.

Section 3.29 Acknowledgment and Representations by the Company. The Company acknowledges and agrees that (a) it has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Parent and its Subsidiaries, (b) it has been provided with access to such information, documents and other materials relating to Parent and its Subsidiaries and their respective businesses and operations and (c) it has been provided an opportunity to ask questions of Parent and Merger Sub with respect to such information, documents and other materials and receive answers to such questions. In entering into this Agreement, the Company acknowledges that, except for the representations and warranties set forth in Article IV, the Parent Disclosure Letter and any certificate delivered hereunder, (x) none of Parent, Merger Sub or any of their respective Subsidiaries or any of their respective Representatives or Affiliates makes or has made any express or implied representation or warranty, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives or Affiliates prior to the execution of this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub or any Representative of Parent or Merger Sub in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent, Merger Sub or any of their respective Subsidiaries heretofore or hereafter delivered to or made available to the Company or its Representatives or Affiliates and (y) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by Parent, Merger Sub or any of their respective Subsidiaries or any of their respective Representatives, Affiliates or any other Person.

Section 3.30 No Additional Representations. Except for the representations and warranties expressly made by the Company in this Article III, the Company Disclosure Letter and any certificate delivered by the Company hereunder, (a) neither the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, and (b) the Company expressly disclaims any express or implied representation or warranty with respect to the Company and its Subsidiaries, including as to the condition, value, quality or prospects of their businesses or their assets, and specifically disclaims any express or implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s and its Subsidiaries’ assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is,” on the Closing Date, and in their present condition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.5, (a) except as disclosed in the Parent SEC Documents publicly filed since January 1, 2015 and prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or Merger Sub contained in this Agreement), it being agreed that this clause (a) shall not be applicable to Section 4.2 or Section 4.5, and (b) except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as presently conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has delivered or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Sub as in effect on the date of this Agreement.

Section 4.2 Corporate Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and Parent has all requisite corporate power and authority to execute and deliver the Fortress Voting Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and the execution and delivery of the Fortress Voting Agreement by Parent, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent. Other than the approval of the Parent Share Issuance by a majority of all votes cast at the Parent Meeting by holders of outstanding shares of Parent Common Stock and outstanding shares of Parent Preferred Stock (on an as-converted to Parent Common Stock basis as determined in accordance with Parent’s amended and restated certificate of incorporation), voting together as a single class (the “Parent Stockholder Approval”), no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement, the Fortress Voting Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and, with respect to Parent only, thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and, with respect to Parent only, thereby. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each party in accordance with its terms, subject to the Enforceability Exceptions, and each of the Fortress Voting Agreement, assuming due authorization, execution and delivery by each other party thereto (except for Parent), constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Parent Board has unanimously approved the Parent Board Resolutions, and the board of directors of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 4.3 Governmental Authorization. The execution and delivery of this Agreement by Parent and Merger Sub (and the execution and delivery of the Fortress Voting Agreement by Parent) and the performance of their obligations hereunder (and of Parent’s obligations thereunder) require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 3.3(c) of the Company Disclosure Letter, (d) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, including the filing with the SEC of the Registration Statement, (e) compliance with any applicable requirements of NASDAQ and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub (and the execution and delivery of the Fortress Voting Agreement by Parent) and the performance of their obligations hereunder (and of Parent’s obligations thereunder) do not and will not, assuming the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent and Merger Sub, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract to which Parent or any of its Subsidiaries is party or which is binding upon Parent or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of Parent or any of its

Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized capital stock of (i) Parent consists of (A) 3,500,000,000 shares of Parent Common Stock (which amount includes shares of restricted Parent Common Stock) and (B) 10,000,000 shares of Parent Preferred Stock and (ii) Merger Sub consists solely of 1,000 shares of common stock, par value $0.01. As of the close of business on February 8, 2018 (the “Parent Capitalization Date”), (x) there were issued and outstanding (I) 206,714,132 shares of Parent Common Stock (which amount includes shares of restricted Parent Common Stock), (II) 1,000,000 shares of Parent Series A Preferred Stock, (III) 600,000 shares of Parent Series B Preferred Stock and (IV) one share of common stock, par value $0.01, of Merger Sub, and (y) no shares of Parent Common Stock were subject to compensatory options to purchase shares of Parent Common Stock (the “Parent Stock Options”). None of the issued and outstanding shares of Parent Stock or other Parent Securities are required to be redeemed by Parent prior to October 5, 2019.

(b) Except as set forth in Section 4.5(a) above or Section 4.5(b) of the Parent Disclosure Letter or upon the exercise of Parent Stock Options that were outstanding on the Parent Capitalization Date, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) options or other rights or agreements, commitments or understandings to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock or other voting securities of or other ownership interests in Parent, or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).

(c) There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to any preemptive rights and have been issued in compliance with all applicable securities Laws. No Subsidiary of Parent owns any shares of capital stock of Parent or any Parent Securities. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(d) The shares of Parent Common Stock to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and free of preemptive rights and have been issued in compliance with all applicable securities Laws.

Section 4.6 Subsidiaries.

(a) Each Subsidiary of Parent is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of Parent are owned, directly or indirectly, by Parent free and clear of any Lien other than Permitted Liens. Section 4.6(b) of the Parent Disclosure Letter contains a complete and accurate list of the Subsidiaries of Parent, including, for each of the Subsidiaries, (x) its name and (y) its jurisdiction of organization. Except as set forth on Section 4.6(b) of the Parent Disclosure Letter, each Subsidiary is directly or indirectly wholly owned by Parent. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent, (ii) options or other rights or agreements, commitments or understandings to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

(c) Except as set forth on Section 4.6(b) of the Parent Disclosure Letter, Parent does not have any Subsidiaries or own any equity interest in any other Person. Other than Merger Sub, Parent does not have any Subsidiaries or own any equity interest in any other Person.

Section 4.7 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC on a timely basis (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms and documents (including exhibits and other information incorporated therein) required to be filed or furnished, as the case may be, by Parent since December 31, 2015 (collectively, the “Parent SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2015, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting.

Section 4.8 Financial Statements. The consolidated financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

Section 4.9 Information Supplied. The information relating to Parent, its Subsidiaries and Merger Sub to be contained in, or incorporated by reference in, the Registration Statement, in which the Proxy Statement will be included, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Registration Statement is declared effective, the date on which the Proxy Statement is first mailed to stockholders of Parent or at the time of the Parent Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement that were not supplied by or on behalf of Parent or Merger Sub for use therein.

Section 4.10 Financing.

(a) Parent has delivered to the Company true, correct and complete fully executed copies of (i) the commitment letter, dated as of the date hereof, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Jefferies Finance LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (the “Debt Commitment Letter”) and (ii) the fee letter, dated as of the date hereof, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Jefferies Finance LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and HSBC Securities (USA) Inc. (together with the Debt Commitment Letter, the “Debt Letters”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement, pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally committed to provide the amount of debt financing set forth therein to Merger Sub (such debt financing, including the offering of the “Notes” as contemplated by the Debt Commitment Letter, but subject to the provisions of Section 7.5, the “Debt Financing”) for the purposes set forth in such Debt Letters.

(b) As of the date hereof, the Debt Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of Merger Sub and, to the Knowledge of Parent, the other parties thereto, subject in each case to the Enforceability Exceptions. As of the date hereof, the Debt Letters have not been amended, restated or otherwise modified in any respect (and no amendment, restatement or modification is contemplated, except to add purchasers, lenders or agents) and the commitments contained in the Debt Letters have not been withdrawn, rescinded, modified or terminated in any respect by Parent or, to the Knowledge of Parent, any other party thereto (and, to the Knowledge of Parent, no such withdrawal, rescission, modification or termination is contemplated). There are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing pursuant to the Debt Letters, other than as expressly set forth in such letters. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements related to the Debt Financing or the funding of all or any part of the Debt Financing other than as expressly set forth in the Debt Letters (except for any engagement letters or fee discount letters related to the Debt Financing). Assuming the conditions set forth in Section 8.1 and in Section 8.2 are satisfied at Closing and assuming the accuracy of the Company’s representations and warranties in Article III, and subject to the terms and conditions of the Debt Letters, the net proceeds contemplated from the Debt Financing will, in the aggregate at and as of the Closing Date along with all other funds available to Parent including the Escrow Account, be sufficient for the satisfaction of all of Parent’s payment obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith or required to be paid by Parent hereunder. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and in Section 8.2 and assuming the accuracy of the Company’s representations and warranties in Article III, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent under the Debt Letters or, to the Knowledge of Parent, any other party to the Debt Letters. As of the date hereof, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and in Section 8.2 and assuming the accuracy of the Company’s representations and warranties in Article III, Parent has no reason to believe that any of the conditions to the Debt Financing contained in the Debt Letters, as the case may be, to be satisfied by it will not be satisfied, nor does Parent have Knowledge, as of the date of this Agreement, that the full amount of the Debt Financing will not be made available to Parent and/or Merger Sub as of the time at which the Closing is required to occur pursuant to Section 2.2.

Section 4.11 Availability of Escrowed Funds. The Escrow Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Escrow Agent. The funds held in the Escrow Account total, as of the date hereof, in excess of $550 million, and not less than $550 million of such funds will remain available to Parent until the Closing (or earlier termination of this Agreement and satisfaction of any obligations of Parent under Section 9.3 hereof) for use to satisfy the obligations of Parent and Merger Sub under this Agreement. The funds held in the Escrow Account are sufficient to satisfy any reasonably anticipated obligations of Parent under Section 7.5(g), Section 7.6(c) or Section 9.3. The transactions contemplated by this Agreement constitute a Qualified Acquisition (as such term is defined in the Parent Certificate of Incorporation and the Escrow Agreement).

Section 4.12 No Operations.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has and, immediately prior to the Effective Time, will have engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

(b) Parent has not engaged in any business activity other than (i) as described in the Parent SEC Documents and (ii) in connection with the evaluation, negotiation and consummation of the transactions contemplated by this Agreement.

Section 4.13 Absence of Certain Changes.

(a) Since December 31, 2016, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) (i) From December 31, 2016 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices in all material respects, and (ii) from September 30, 2017 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of, or require consent of the Company under, Section 6.1.

Section 4.14 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since September 30, 2017, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.15 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Parent and its Subsidiaries are and have been since December 31, 2015 in material compliance with all Laws and Orders applicable to Parent or any of its Subsidiaries, and to the Knowledge of Parent, are not under investigation by any Governmental Authority with respect to any material violation of any applicable Law or Order.

(b) Except for matters that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, (i) Parent and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) Parent and its Subsidiaries are and have been since December 31, 2015, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses, (iii) since December 31, 2015 through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice or, to the Knowledge of Parent, any other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, (iv) since December 31, 2015, neither Parent nor any of its Subsidiaries has received written notice or, to the Knowledge of Parent, any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization and (v) to the Knowledge of Parent, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

(c) Except as set forth on Section 4.15 of the Parent Disclosure Letter, there is no material liability, debt or other obligation, contingent, accrued or otherwise, of Parent or any of its Subsidiaries arising out of or in connection with the Seventh Amended Joint Plan of the Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, as filed on December 12, 2011 and subsequently amended, or any period of time prior to September 26, 2008.

(d) Section 4.15(d) of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by Parent or any its Subsidiaries and used for the conduct of their business as presently conducted.

Section 4.16 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of Parent, threatened) with respect to or against Parent or any of its Subsidiaries by or before any Governmental Authority and (b) Order against the Parent or any of its Subsidiaries.

Section 4.17 Share Ownership. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 4.18 Absence of Certain Agreements. None of Parent, Merger Sub or any of their respective Affiliates has entered into any contract, arrangement or understanding (in each case, whether written or oral) or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether written or oral), pursuant to which any stockholder of the Company in its capacity as such would be entitled to receive consideration of a different amount or nature than the Merger Consideration on a per share basis in connection with the transactions contemplated by this Agreement.

Section 4.19 Tax Matters.

(a) As of December 31, 2016, Parent’s net operating loss carryforward for U.S. federal income tax purposes was at least $5,700,000,000, and at least $5,700,000,000 of such net operating loss is not subject to any limitations under Section 382 of the Code or otherwise.

(b) Parent has not taken any action (or refrained from taking any action) that is inconsistent with the representations made in IRS Private Letter Ruling 201108001, and to the Knowledge of Parent, such Private Letter Ruling has not been revoked or modified.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (A) all Tax Returns required to be filed by, on behalf of or with respect to Parent or any of its Subsidiaries have been duly and timely filed and are complete and correct, (B) all Taxes (whether or not reflected on such Tax Returns) required to be paid by Parent or any of its Subsidiaries have been duly and timely paid, (C) all Taxes required to be withheld by Parent or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (D) no Taxes or Tax Returns with respect to Parent or any of its Subsidiaries are under audit or examination by or any other proceeding with any Taxing Authority, (E) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against Parent or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, (F) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens and (G) neither Parent nor any of its Subsidiaries has received a claim from any Taxing Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction;

(ii) neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes, except for any such agreements that (A) are solely between Parent and/or any of its Subsidiaries, (B) will terminate as of, or prior to, the Closing and for which Parent and its Subsidiaries will have no liability following the Closing or (C) are customary commercial contracts entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes;

(iii) (A) neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor, (B) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and (C) there are no issued or pending closing agreements pursuant to Section 7121 of the Code, or any similar provision of any Tax Law, or private letter rulings from the IRS, or comparable rulings of any Taxing Authority, with respect to either Parent or any of its Subsidiaries that would bind Parent or any of its Subsidiaries after the Closing Date (other than IRS Private Letter Ruling 201108001); and

(iv) neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c).

Section 4.20 Related Party Transactions. Except as set forth on Section 4.20 of the Parent Disclosure Letter, no current or former director, officer, stockholder or Affiliate of Parent (including for this purpose, KKR) is a party to, or directly or indirectly benefits from, any Contract with Parent or a Subsidiary of Parent, other than any employment agreement with officers in the ordinary course of business.

Section 4.21 Finders’ Fee, etc. Except for the parties listed on Section 4.21 of the Parent Disclosure Letter, no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates is entitled to any fee or commission from Parent or any of their Subsidiaries in connection with the transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of all agreements pursuant to which the parties listed on Section 4.21 of the Parent Disclosure Letter are entitled to any fees and expenses in connection with the Merger or any of the transactions contemplated by this Agreement.

Section 4.22 Captive Insurance Company.

(a) WM Mortgage Reinsurance Company (the “Captive Insurance Company”) is duly licensed as a class 2 captive insurance company in the State of Hawaii, such license is valid and in full force and effect and the Captive Insurance Company is not the subject of any pending or, to the Knowledge of Parent, threatened Proceeding for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of such license. The Captive Insurance Company is not licensed to do insurance business in or subject to the Insurance Laws of any jurisdiction other than the State of Hawaii.

(b) Section 4.22 of the Parent Disclosure Letter sets forth a true and complete list of all Contracts to which the Captive Insurance Company is party, including each reinsurance treaty or agreement to which the Captive Insurance Company is a party (the “Captive Documents”). To the Knowledge of Parent, (i) no counterparty under any Captive Document is insolvent or the subject of a rehabilitation, liquidation, conservatorship, bankruptcy or similar proceeding and (ii) the financial condition of any such counterparty is not impaired to the extent that a default thereunder is reasonably anticipated. No notice of intended cancellation or termination has been received by Parent or any of its Subsidiaries from any such counterparty, and neither Parent nor any of its Subsidiaries has received or delivered any notice of dispute under, any Captive Document, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Since December 31, 2015, the Captive Insurance Company has timely filed all statements and reports, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable insurance regulatory authorities on forms prescribed or permitted by such insurance regulatory authorities, except for such failures to file which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such statements and reports complied when filed with the requirements of applicable Laws, and no deficiencies have been asserted in writing by any insurance regulatory authorities with respect to such statements and reports that have not been remedied, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Prior to the date hereof, Parent has delivered to the Company complete copies of the audited annual financial statements of the Captive Insurance Company at and for the period ended December 31, 2016, together with the report of Captive Insurance Company’s independent auditors thereon (the “Audited Captive Financial Statements”). The Audited Captive Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects in accordance with GAAP the financial position and results of operations of the Captive Insurance Company at and for the respective periods indicated.

(e) The Captive Insurance Company has no Subsidiaries.

(f) All reserves and other liabilities for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in the Audited Captive Financial Statements (i) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified periods and (ii) are in compliance in all material respects with the requirements of applicable Law, including, without limitation, Insurance Laws. To the Knowledge of Parent, no facts or circumstances exist as of the date of this Agreement which would necessitate any material adverse change in the statutorily required reserves of the Captive Insurance Company above those reflected in the Audited Captive Financial Statements. The Captive Insurance Company owns assets that qualify as admitted assets under applicable Insurance Laws in an amount at least equal to any such reserves plus the minimum statutory capital and surplus as required under applicable Insurance Laws.

Section 4.23 Acknowledgment and Representations by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that (a) it has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries, (b) it has been provided with access to such information, documents and other materials relating to the Company and its Subsidiaries and their respective businesses and operations and (c) it has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and receive answers to such questions. In entering into this Agreement, each of Parent and Merger Sub acknowledges that, except for the representations and warranties set forth in Article III, the Company Disclosure Letter and any certificate delivered hereunder, (x) none of the Company or any of its Subsidiaries or any of their respective Representatives or Affiliates makes or has made any express or implied representation or warranty, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Representatives or Affiliates prior to the execution of this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or any of its Representatives or Affiliates and (y) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by the Company or any of its Subsidiaries or any of their respective Representatives, Affiliates or any other Person.

Section 4.24 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, the Parent Disclosure Letter and any certificate delivered by Parent or Merger Sub hereunder, (a) none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub or any Representative of Parent or Merger Sub in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing, and (b) Parent and Merger Sub expressly disclaim any express or implied representation or warranty with respect to Parent and its Subsidiaries, including as to the condition, value, quality or prospects of their businesses or their assets, and specifically disclaims any express or implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to Parent’s and its Subsidiaries’ assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is,” on the Closing Date, and in their present condition.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practices, (ii) subject to, for the avoidance of doubt, Section 7.1 and Section 5.1(n), maintain in effect all Governmental Authorizations necessary for the conduct of the Company and its Subsidiaries’ business and (iii) use its commercially reasonable efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with Third Parties, including Governmental Authorities. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of the Company that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b) (i) other than dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly-owned Subsidiary of the Company, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any Company Securities or Company Subsidiary Securities or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of the Company, except, in the case of this clause (ii), following consultation with Parent, for the grant of Company RSUs and Company Restricted Stock under the Company Equity Plan in the ordinary course of business consistent with past practice but in no event in an amount that would result in the issuance of shares of Company Stock upon the vesting or settlement of such Company RSUs or Company Restricted Stock (as applicable) in excess of 1.2 million shares of Company Stock on the terms and conditions set forth on Section 5.1(b)(ii) of the Company Disclosure Letter, or (iii) purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between the Company and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company and (B) redemptions, repurchases or acquisitions in connection with the settlement of Company RSUs or vesting of Company Restricted Stock, in each case that are outstanding on the date of this Agreement and in accordance with the applicable terms thereof as they exist on the date of this Agreement;

(c) (i) issue, deliver, pledge, sell or otherwise encumber to any Lien (other than a Permitted Lien) or authorize the issuance, delivery, pledge, sale or encumbrance to any Lien (other than a Permitted Lien) of any shares of any Company Securities or Company Subsidiary Securities, other than (x) the issuance of any shares of Company Stock upon the settlement of Company RSUs that are outstanding on the date of this Agreement and in accordance with the applicable terms thereof as they exist on the date of this Agreement, (y) the grant of Company RSUs and Company Restricted Stock under the Company Equity Plan in the ordinary course of business consistent with past practice in reliance on the exception to clause (ii) of Section 5.1(b) and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the

Company or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(d) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $50 million individually or $50 million in the aggregate, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise made available to Parent prior to the date hereof and (ii) purchases of assets in the ordinary course of business, including purchases of Mortgage Loans and Mortgage Servicing Rights;

(e) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets, other than (i) Permitted Liens or (ii) in connection with (A) MSR Related Transactions or other transactions involving Mortgage Servicing Rights having an aggregate unpaid principal balance less than $5 billion or (B) Mortgage Loans in the ordinary course of business;

(f) incur any indebtedness for borrowed money or guarantees thereof, other than (i) the MSR Related Transactions, (ii) under the Secured Company Indebtedness or (iii) indebtedness incurred for the refinancing of the Company’s 6.500% Senior Notes due 2018 so long as (x) the aggregate costs and fees incurred in connection with such refinancing indebtedness, when added to the costs and fees that would be required to be incurred in order to pay off such refinancing indebtedness at Closing, would not exceed $15,000,000 and (y) such refinancing indebtedness can be prepaid or refinanced at Closing;

(g) make any loans, advances or capital contributions to, or investments in, any Person in excess of $25 million in the aggregate, other than (i) the Company or its wholly owned Subsidiaries or (ii) Mortgage Loans in the ordinary course of business;

(h) other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof), (x) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract, (y) enter into any Contract that would constitute a Related Party Contract or (z) waive, release or assign any material rights, claims or benefits, or grant any material consent, under any Company Material Contract;

(i) other than to the extent required by the terms of any Company Plan, (i) grant or increase any severance or termination pay or benefits with respect to any independent contractor, employee, officer or director of the Company or any of its Subsidiaries, except with respect to officers and employees of the Company or its Subsidiaries who are not Section 16 Officers (“Non-Management Employees”) in the ordinary course of business consistent with past practice, (ii) make or grant any bonus or any incentive compensation, other than with respect to bonuses or incentive compensation for performance periods in progress as of the date hereof that will be completed prior to the Effective Time or for Non-Management Employees in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any Company Plan or establish, adopt, enter into, amend or terminate any other benefit plan, arrangement that would be a Company Plan if in existence on the date of this Agreement, except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to the Company or any of its Subsidiaries, (iv) except in the ordinary course of business consistent with past practice for Non-Management Employees, increase the compensation, bonus or other benefits payable or provided to any independent contractor, employee, officer or director of the Company or any of its Subsidiaries, other than promotion or merit-based annual salary increases (and any corresponding increase in incentive opportunity, to the extent determined based on annual base salary) for Section 16 Officers in the ordinary course of business consistent with past practice which increases do not in the aggregate exceed 5% for any one-year period or more than 10% as to any individual Section 16 Officer, (v) grant any equity or equity-based awards, except for the grant of Company RSUs and Company Restricted Stock under the Company Equity Plan in the ordinary course of business consistent with past practice in reliance on the exception to clause (ii) of Section 5.1(b), (vi) hire any employees that would reasonable be expected to be considered Section 16 Officers were they employed at the end of the prior fiscal year, other than to replace any Section 16 Officer whose employment terminated prior to the Effective Time, (vii) loan or advance any money or other property to any independent contractor, employee, officer or director of the Company or any of its Subsidiaries, other than routine expense advances in the ordinary course of business consistent with past practice, or loans under the Company’s 401(k) plan in accordance with the terms of the Company’s 401(k) plan, or (viii) adopt, become party to or materially amend any collective bargaining agreement;

(j) materially change the Company’s methods, principles or practices of financial accounting or annual accounting or fiscal period, except as required by GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(k) materially modify the Company’s or any of its Subsidiaries’ Privacy Policies or the operation or security of its material IT Systems;

(l) make, change or revoke any Tax election (other than any election that is not material and is made in the ordinary course of filing Tax Returns), file any material amended Tax Return or claim for a Tax refund, change any Tax accounting period or method, enter into any closing agreement, request any ruling from a Taxing Authority, surrender any right to a material Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or settle or compromise any material Tax claim;

(m) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(n) settle any Proceeding against the Company or any of its Subsidiaries other than in accordance with Section 5.1(n) of the Company Disclosure Letter;

(o) fail to maintain in full force and effect existing insurance policies in accordance with their terms or permit any insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries to lapse without obtaining replacement coverage; or

(p) agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 5.2 Related Party Contracts. The Company shall enter into a termination and release instrument with FIF HE Holdings LLC to terminate the Stockholders Agreement, with effect from and after the Closing, and release the Surviving Corporation and its Affiliates from all liabilities or obligations arising under the Stockholders Agreement from and after the Closing.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices since December 31, 2015. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article IX, except as expressly permitted or contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, none of Parent and Merger Sub shall, nor shall Parent permit any of its Subsidiaries to:

(a) (i) other than dividends and other distributions by a direct or indirect Subsidiary of Parent to Parent or any direct or indirect wholly-owned Subsidiary of Parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any shares of Parent Common Stock, Parent Preferred Stock, Parent Common Stock or issue or authorize the issuance of any other securities in respect of, convertible into or in substitution for, outstanding shares of Parent Common Stock, Parent Preferred Stock or Parent Common Stock, or (iii) purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any Parent Securities or Parent Subsidiary Securities, except, in the case of this clause (iii), for such purchases, redemptions and other acquisitions solely between Parent and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Parent and another wholly owned Subsidiary of Parent;

(b) amend its certificate of incorporation, bylaws or other similar organizational documents;

(c) (i) issue, deliver, pledge, sell or otherwise encumber to any Lien (other than a Permitted Lien) or authorize the issuance, delivery, pledge, sale or encumbrance to any Lien (other than a Permitted Lien) of any shares of any Parent Securities or Parent Subsidiary Securities, other than issuances of securities of Parent’s Subsidiaries to Parent or to wholly owned Subsidiaries of Parent or (ii) amend any term or rights of Parent Stock, warrants for Parent Stock or any other Parent Security (in each case, whether by merger, consolidation or otherwise);

(d) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger;

(e) enter into any business outside of the existing business maintained by Parent or any of its Subsidiaries as of the date hereof;

(f) sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on, or otherwise dispose of, any of Parent’s or its Subsidiaries’ material assets, other than Permitted Liens;

(g) make any loans, advances or capital contributions to, or investments in, any Person, other than Parent or its wholly owned Subsidiaries;

(h) enter into any agreement that would be required to be disclosed in Section 4.20 of the Parent Disclosure Letter if in effect on the date hereof or amend in any material respect any agreement required to be disclosed thereon;

(i) incur or guaranty any indebtedness for borrowed money other than the Debt Financing;

(j) other than to the extent required by the terms of any Parent Plan, (i) grant or increase any severance or termination pay or benefits with respect to any independent contractor, employee, officer or director of Parent or any of its Subsidiaries, (ii) make or grant any bonus or any incentive compensation, (iii) establish, adopt, enter into, amend or terminate any Parent Plan or establish, adopt, enter into, amend or terminate any other benefit plan, arrangement that would be a Parent Plan if in existence on the date of this Agreement, except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to Parent or any of its Subsidiaries, (iv) increase the compensation, bonus or other benefits payable or provided to any independent contractor, employee, officer or director of Parent or any of its Subsidiaries, (v) grant any equity or equity-based awards or (vi) loan or advance any money or other property to any independent contractor, employee, officer or director of Parent or any of its Subsidiaries, other than routine expense advances in the ordinary course of business consistent with past practice;

(k) take (or refrain from taking) any action that would cause the representations in Section 4.11 and Section 4.19 to fail to be true and correct in all material respects on or prior to the Closing Date, including, without limitation any amendment of the Escrow Agreement;

(l) consent to, authorize or approve any Transfer (as such term is defined in the Parent Certificate of Incorporation) of Parent Stock that would otherwise be prohibited by Section 2(a) of Article VIII of the Parent Certificate of Incorporation;

(m) (i) settle any Proceeding against Parent or any of its Subsidiaries or (ii) otherwise enter into a settlement of any Proceeding against the Parent or any of its Subsidiaries that would reasonably be expected to materially limit or restrict the operation of the business of Parent or any of its Subsidiaries (and after the Closing, Parent or any of its Subsidiaries); or

(n) agree, resolve or commit to do any of the foregoing.

The Company acknowledges and agrees that: (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Closing, (ii) prior to the Closing, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 6.2 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.3 Director and Officer Indemnification.

(a) For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs, expenses (including advancing as incurred attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of or for the benefit of the Company or any of its Subsidiaries, to the fullest extent provided in their respective certificates of incorporation, bylaws (or comparable organizational documents) or any indemnification agreement as in effect on the date of this Agreement and made available by the Company to Parent prior to the date of this Agreement. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.3, the provisions of this Section 6.3 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.

(b) For a period of not less than six years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time, and, during such six year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Indemnified Party, except as required by applicable Law.

(c) Parent shall, or shall cause the Surviving Corporation to, either (i) continue to maintain in effect for a period of no less than six years after the Effective Time the directors’ and officers’ insurance policies (the “D&O Insurance”) maintained by the Company and in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six-year period, in each case, with coverage for the persons who are covered by such existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as such existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year (the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, the Company may purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the Company’s option or at Parent’s request, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as such existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.3(c); provided that the aggregate premium for such policies shall not exceed the Premium Cap; provided, further, that if the amount of annual premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, the Company may procure and maintain for such six-year period the most advantageous policy available for an annual premium equal to the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) shall, and shall cause the Surviving Corporation to, maintain such “tail policy” in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(d) No Indemnified Party shall settle, compromise or consent to the entry of any judgment with respect to any claim for which indemnification is sought by an Indemnified Party pursuant to Section 6.3(a) (an “Indemnification Claim”) without the prior written consent of Parent not to be unreasonably withheld or delayed. Each of Parent and the Indemnified Parties will cooperate in the defense of any Indemnification Claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume its obligations set forth in this Section 6.3.

(f) The provisions of this Section 6.3 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.4 Employee Matters.

(a) For a period beginning on the Closing Date and continuing thereafter for twelve months or, if shorter, during the period of employment for an employee of the Surviving Corporation or its Subsidiaries following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, to each employee of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries, including the Surviving Corporation, following the Closing (collectively, the “Continuing Employees”) with (1) base wage or annual base salary levels that are no less favorable than those in effect immediately prior to the Effective Time, (2) short term and long term incentive compensation opportunities that are no less favorable in the aggregate than those in effect for such Continuing Employee immediately prior to the Effective Time, (3) employee benefits (excluding compensation and benefits covered by clauses (2) and (4) of this Section 6.4, benefits under a defined benefit pension plan and equity or equity-based compensation, other than benefits under the NSM Private Services Limited Provident Fund with respect to Continuing Employees who participate in such plan as of the date of this Agreement) that are substantially similar in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time and (4) severance benefits that are no less favorable than those provided pursuant to the applicable Company Plans set forth on Section 3.18(a)(i) of the Company Disclosure Letter.

(b) For all purposes under the employee benefit plans, programs and arrangements established or maintained by Parent and its respective Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except (x) for purposes of benefit accrual under defined benefit plans (other than under the NSM Private Services Limited Provident Fund with respect to Continuing Employees who participate in such plan as of the date of this Agreement) or benefit levels under retiree welfare plans and (y) to the extent such credit would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing, Parent, the Surviving Corporation or any of their respective Subsidiaries shall: (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, cause each Continuing Employee to be immediately eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation and (ii) use commercially reasonable efforts to cause, for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Closing. Parent shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c) Parent hereby acknowledges that the consummation of the Merger and the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Company Plan listed on Section 6.4(c) of the Company Disclosure Letter.

(d) Parent shall cause the Company and its Subsidiaries to honor in accordance with their terms as in effect immediately prior to the Effective Time, all Company Plans set forth on Section 6.4(d) of the Company Disclosure Letter, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements consistent with the terms of this Section 6.4.

(e) The terms of this Section 6.4 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third party beneficiary or otherwise) other than the Parties hereto. Nothing contained in this Agreement shall (i) constitute or be deemed to constitute an amendment to any Company Plan or other compensation or benefit plan, policy, program or arrangement, (ii) obligate Parent or any of its Subsidiaries to (x) maintain any particular benefit plan or arrangement or (y) retain the employment of any particular employee or (iii) prevent the Surviving Corporation or any of its Subsidiaries from amending or terminating any benefit plan or arrangement.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including (i) preparing and filing, in consultation with the other Parties, as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII); provided, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Parent or any of its Affiliates to agree to or accept (nor shall the Company or any of its Subsidiaries, without Parent’s prior written consent, agree to or accept) any obligation, restriction, requirement, limitation, divestiture, condition, remedy or other action imposed by a Governmental Authority that would reasonably be expected to result in a material adverse effect on the financial condition, properties, assets and liabilities (considered together), business or results of operation of the Surviving Corporation (assuming the consummation of the Merger) and its Subsidiaries, taken as a whole (any such obligation, restriction, requirement, limitation, divestiture, condition, remedy or other action, a “Burdensome Condition”).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company, including, as necessary, the respective Affiliates of each, shall (i) make, as promptly as reasonably practicable, and in any event within fifteen (15) Business Days of the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) make, as promptly as reasonably practicable, and in any event within twenty-five (25) Business Days of the date of this Agreement, each in a materially complete form, any filing that may be required with any other Governmental Authority. Each of the Company and Parent shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority and necessary to obtain approval, consent, registration, a permit, authorization or other confirmation from such Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including providing financial information and certificates as well as personal information of senior management or directors of the Company or Parent, as applicable, and making individuals with appropriate seniority and expertise of the Company or Parent, as applicable, available to participate in discussions or hearings).

(c) Except as prohibited by applicable Law or Order, each of Parent and the Company, including, as necessary, the respective Affiliates of each, shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (except documents or portions thereof for which confidential treatment has been requested or given), (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, any Governmental Authority, including the Federal Trade Commission or the Antitrust Division of the Department of Justice, and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or in discussions with or filings to be submitted to any other Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other (to the extent timely communicated) in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including under the HSR Act, provided, however, that materials may be redacted or provided on an outside counsel only basis as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of the Parent, its Subsidiaries and any other Affiliates or stockholders of Parent or the Company), and to remove references concerning the valuation of the Company and its Subsidiaries, or Parent and its Subsidiaries, and other competitively sensitive material.

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent, including, as necessary, the respective Affiliates of each, shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(e) In furtherance and not in limitation of the foregoing, Parent and the Company shall each use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the consummation of the Merger and the other transactions contemplated hereby.

(f) To the extent that any consent, approval or waiver of a Third Party (other than any Governmental Authority) is required with respect to any Contract in connection with the transactions contemplated by this

Agreement (each, a “Third Party Consent”), the Company and Parent shall cooperate with each other and use their respective reasonable best efforts to obtain such Third Party Consent as promptly as practicable after the date of this Agreement; provided that nothing in this Agreement shall require the Company to make any payment or deliver anything of value to any Third Party in order to obtain any Third Party Consent. Parent shall reasonably cooperate with the Company in connection with obtaining such Third Party Consents, including by making its Representatives reasonably available to meet with such Third Parties by telephone or in person during normal business hours as reasonably requested by the Company, and shall reasonably cooperate to provide such documentation or information as is required by any such Third Parties as promptly as practicable.

Section 7.2 Preparation of SEC Documents; Stockholders’ Meetings.

(a) All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings to the stockholders of the Company in connection with the Merger or to the stockholders of Parent in connection with the Parent Share Issuance shall be subject to the prior review and comment by the other Party.

(b) As promptly as practicable following the date of this Agreement, and in any event within twenty-five (25) Business Days following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which a joint proxy statement to be sent to the stockholders of Parent and the stockholders of the Company relating to the Parent Meeting and the Company Meeting, respectively (together with any amendments or supplements thereto, the “Proxy Statement”) will be included. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Promptly after the Registration Statement is declared effective under the Securities Act, the Company will cause the Proxy Statement to be mailed to stockholders of the Company, and Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(c) Each of Parent and the Company shall (i) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC or its staff and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications relating to the Registration Statement) and (2) any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto, and (ii) provide the other with copies of (1) all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (2) all Orders of the SEC relating to the Registration Statement. Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) the Proxy Statement will, on the date on which it is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of each of the Company Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and the Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, the other as provided by this Section 7.2(c)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Registration Statement. If at any time prior to the Effective Time, any information relating to the Company, Parent or any of their respective Affiliates (including with respect to Parent, solely for this purpose, KKR), officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither the Proxy Statement or the Registration Statement would contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and Parent.

(d) The Company will, as soon as reasonably practicable following the date the Registration Statement is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”). The Company will, subject to compliance with the DGCL and the Exchange Act, use its reasonable best efforts to (i) hold the Company Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and (ii) subject to Section 7.3(e), solicit proxies in favor of the adoption of this Agreement. The Company will include the Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3(e). Notwithstanding the foregoing provisions of this Section 7.2(d), if on a date for which the Company Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, or if the Parent has provided consent, the Company will have the right to make one or more successive postponements or adjournments of the Company Meeting, provided that the Company Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement has been terminated in accordance with Section 9.1, its obligations pursuant to this Section 7.2 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal, by the making of any Company Adverse Recommendation Change by the Company Board or the occurrence of a Company Intervening Event.

(e) Parent will, as soon as reasonably practicable following the date the Registration Statement is declared effective by the SEC, duly call, give notice of, convene and hold a meeting of Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval (the “Parent Meeting”). Parent will, subject to compliance with the DGCL and the Exchange Act, use its reasonable best efforts to (i) hold the Parent Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and (ii) subject to Section 7.4(c), solicit proxies in favor of the Parent Share Issuance. Parent will include the Parent Board Recommendation in the Proxy Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.4(c). Notwithstanding the foregoing provisions of this Section 7.2(e), if on a date for which the Parent Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, or if the Company has provided consent, Parent will have the right to make one or more successive postponements or adjournments of the Parent Meeting, provided that the Parent Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent agrees that, unless this Agreement has been terminated in accordance with Section 9.1, its obligations pursuant to this Section 7.2 will not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal, by the making of any Parent Adverse Recommendation Change by the Parent Board or the occurrence of a Parent Intervening Event.

(f) The Parties will use their reasonable best efforts to hold the Company Meeting and the Parent Meeting on the same day at the same time.

Section 7.3 No Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any of its officers, directors, employees or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries, in connection with any Company Acquisition Proposal or, subject to Section 7.3(e), effect a Company Adverse Recommendation Change, (iii) approve or recommend, or make any public statement approving or recommending, a Company Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Company Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company or (vi) resolve or agree to do any of the foregoing.

(b) Notwithstanding the limitations set forth in Section 7.3(a), if, prior to the time the Company Stockholder Approval is obtained, the Company receives an unsolicited bona fide written Company Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or could reasonably be expected to lead to a Superior Company Proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than 48 hours) after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify the terms and conditions of any Company Acquisition Proposal solely to determine whether such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and (B) inform a Person or group that has made or, to the Knowledge of the Company, is considering making, a Company Acquisition Proposal of the provisions of this Section 7.3.

(c) The Company shall promptly (and in any event within 48 hours) notify Parent after receipt of any Company Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make a Company Acquisition Proposal and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such Company Acquisition Proposal or such inquiry or proposal. Such notice shall indicate the identity of the Person making the proposal or offer, the material terms and conditions of any such proposal or offer and any related financing and, if applicable, the nature of the information requested pursuant to such inquiry or request. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes to the status and material terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such proposal or offer.

(d) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (ii) terminate access for any Person (other than Parent, its Affiliates and their respective Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, its Affiliates and their respective Representatives) in connection with a potential Company Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a Company Acquisition Proposal that was unsolicited after the date of this Agreement and that did not result from a material breach of Section 7.3(d), terminate this Agreement pursuant to Section 9.1(d)(iii) and concurrently pay the fees required by Section 9.3 in order to enter into a definitive agreement in connection with a Superior Company Proposal) if: (i) (A) a Company Acquisition Proposal is made to the Company after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been a Company Intervening Event; (ii) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Company Proposal; and (iii) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f) Prior to making any Company Adverse Recommendation Change or entering into any Alternative Company Acquisition Agreement, (i) the Company Board shall provide Parent at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the identity of the Person making the proposal or offer, the reasons therefor and, in the case of a Company Acquisition Proposal, the material terms and conditions of such proposal, including a copy of any proposed definitive agreement; (ii) during the four Business Days following such written notice, the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Company Proposal or Company Intervening Event, as applicable; and (iii) at the end of the four Business Day period described in the foregoing clause (ii), the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Company Proposal or (B) the Company Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws. The provisions of this Section 7.3(f) shall also apply to any change to the financial or other material terms of a proposal that was previously the subject of a notice under this Section 7.3(f), and any such change shall require a new notice to Parent as described above, except that all references in this Section 7.3(f) to four Business Days shall be deemed to be three Business Days.

(g) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.3(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.3; provided, further, that a request by Parent for the Company to publicly recommend against a Company Acquisition Proposal may not be made more than once with respect to any Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently materially amended or modified, in which case Parent may make one request each time such Company Acquisition Proposal is so subsequently materially amended or modified. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change.

Section 7.4 No Solicitation by Parent.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Agreement, Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any of its officers, directors, employees or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to Parent and its Subsidiaries, in connection with any Parent Acquisition Proposal or, subject to Section 7.4(c), effect a Parent Adverse Recommendation Change, (iii) approve or recommend, or make any public statement approving or recommending, a Parent Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Parent Acquisition Proposal, (v) submit any Parent Acquisition Proposal to a vote of the stockholders of Parent or (vi) resolve or agree to do any of the foregoing.

(b) Parent shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Parent Acquisition Proposal, (ii) terminate access for any Person (other than the Company, its Affiliates and their respective Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than the Company, its Affiliates and their respective Representatives) in connection with a potential Parent Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may effect a Parent Adverse Recommendation Change if there has been a Parent Intervening Event.

(d) Prior to making any Parent Adverse Recommendation Change, (i) the Parent Board shall provide the Company at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the reasons therefor; (ii) during the four Business Days following such written notice, the Parent Board and its Representatives shall negotiate in good faith with the Company (to the extent the Company desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by the Company in response to such Parent Intervening Event, as applicable; and (iii) at the end of the four Business Day period described in the foregoing clause (ii), the Parent Board shall have concluded in good faith, after consultation with Parent’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the Company), that the Parent Intervening Event continues to warrant a Parent Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e) Nothing contained in this Agreement shall prohibit the Parent Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.4(e) shall not permit the Parent Board to effect a Parent Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.4; provided, further, that a request by the Company for Parent to publicly recommend against a Parent Acquisition Proposal may not be made more than once with respect to any Parent Acquisition Proposal unless such Parent Acquisition Proposal is subsequently materially amended or modified, in which case the Company may make one request each time such Parent Acquisition Proposal is so subsequently materially amended or modified. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Parent Adverse Recommendation Change.

Section 7.5 Financing.

(a) Each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Letters, no later than the time at which the Closing is required to occur pursuant to Section 2.2), including using their reasonable best efforts to (i) (A) maintain in effect the Debt Letters and comply with all of their respective obligations thereunder to the extent that the failure to comply would adversely impact the amount or timing of Debt Financing (taking into account the expected timing of the Marketing Period) or the availability of the Debt Financing at Closing, (B) negotiate, enter into and, assuming all conditions to Closing set forth in Article VIII hereof have been satisfied, deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Letters or on other terms that (1) are acceptable to Parent and Merger Sub in their sole discretion, (2) would not reasonably be expected to delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby and (3) would otherwise not be prohibited by Section 7.5(c), so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2 and (C) enforce their rights under the Debt Letters to the extent that the failure to enforce would adversely impact the amount or timing of Debt Financing (taking into account the expected timing of the Marketing Period) or the availability of the Debt Financing at Closing and (ii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) (or obtain the waiver of) all the conditions to the Debt Financing and the definitive agreements related thereto that are applicable to Parent and Merger Sub and in their control. In the event that (x) all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, and (y) the conditions to the Debt Financing have been satisfied or waived, or, upon funding shall be satisfied or waived, Parent and Merger Sub shall use their reasonable best efforts to cause the Persons providing the Debt Financing (the “Debt Financing Parties”) to fund the Debt Financing at Closing.

(b) Parent shall keep the Company reasonably informed on a reasonably current basis of any material developments concerning the status of the Debt Financing which could reasonably be expected to impact the availability of the Debt Financing and upon the Company’s reasonable written request, provide the Company with copies of executed material definitive agreements related to the Debt Financing. Without limiting the foregoing, Parent shall promptly (and in no event less than one Business Day) after obtaining knowledge thereof, give the Company written notice of any (i) breach or default by Parent, its Affiliates, any Debt Financing Party or any other party to the Debt Letters or any definitive document related to the Debt Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default) if such breach or default could reasonably be expect to result in a delay of, or in any way limit, the availability of the Debt Financing, (ii) receipt by Parent of any written notice or other written communication from any Debt Financing Parties with respect to threatened or actual withdrawal, repudiation, expiration, intention not to fund under or termination of the Debt Letters or the Debt Financing, (iii) receipt by Parent of any written notice or other written communication from any Debt Financing Parties with respect to material dispute or disagreement between or among any parties to the Debt Letters or any definitive document related to the Debt Financing (other than ordinary course negotiations) with respect to the obligation to provide the Debt Financing or the amount of the Debt Financing to be funded at Closing, in each case, that could reasonably be expected to make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or delay the availability of the Debt Financing or (iv) if for any reason Parent in good faith believes that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing needed to consummate the Merger at the Effective Time; provided, that in no event will Parent be under any obligation to provide any information shared among Parent, Merger Sub and their professional advisors in connection with matters contemplated by the foregoing that is subject to attorney-client or other privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege.

(c) Parent may amend, supplement, modify, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided that Parent shall not, without Company’s prior written consent, permit any amendment, modification, assignment, termination or material waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions contemplated by the fee letter)) to an amount less than the amount required to consummate the transactions contemplated hereby or (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing, in each case, in a manner that would or would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Effective Time (taking into account the expected timing of the Marketing Period) (it being understood and agreed that, in any event, Parent may amend the Debt Letters to add additional Financing Sources), (II) adversely impact the ability of Parent to enforce its rights against the Debt Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 7.5, such new commitment letters and/or fee letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall promptly (and in any event no later than one Business Day) deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Letters.

(d) If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Letters, Parent and Merger Sub shall, as promptly as practicable following the occurrence of such event (taking into account the Marketing Period), (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute financing, including from alternative sources, in an amount sufficient, when added to the portion of the Debt Financing that is available and any cash of the Company and its Subsidiaries on hand at the Closing Date and the other cash available to Parent and its Affiliates in the Escrow Account, to enable Parent to consummate the payment of the Maximum Cash Amount pursuant to the Merger and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Financing”) and (z) use their respective reasonable best efforts to obtain new financing commitment letter(s) that provide for such Substitute Financing and, promptly after execution thereof (and, in any event, no later than one Business Day), deliver to the Company true, complete and correct copies of the new commitment letter(s) and the related fee letters; provided that in no event shall Parent and Merger Sub be obligated to accept or pursue any Substitute Financing if it is materially less favorable to Parent in any respect than the Debt Financing contemplated by the Debt Letters. The provisions of this Section 7.5 shall be applicable to the Substitute Financing and upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter and fee letter for such Substitute Financing shall be deemed the “Debt Letters”, as applicable, for all purposes of this Agreement. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters. Notwithstanding anything to the contrary contained herein, in no event shall Parent and Merger Sub be required pursuant to this Agreement to agree to pay to the Debt Financing Parties providing the Debt Financing any additional fees or to increase any interest rates or original issue discounts applicable to the Debt Financing, except as expressly required pursuant to the Debt Letters in existence as of the date hereof. The Company acknowledges and agrees that Parent and Merger Sub shall not be required to consummate the Debt Financing until the final day of the Marketing Period.

(e) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations to consummate the transactions contemplated by this Agreement are in any manner conditioned upon Parent or Merger Sub obtaining the Debt Financing, any Substitute Financing or any other financing.

(f) Prior to the Closing, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause their respective Representatives, including legal and accounting, to provide, as promptly as reasonably practicable, to Parent and Merger Sub all cooperation as may be reasonably requested by Parent and Merger Sub in connection with arranging, obtaining and syndicating the Debt Financing (including, for the avoidance of doubt, consummating the offering of the “Notes” as contemplated by the Debt Commitment Letter (the “New Notes”)) and causing the conditions in the Debt Letters to be satisfied, including, subject to the limitations set forth in the definition of Required Information:

(i) preparing and furnishing Parent, Merger Sub and their Financing Sources as promptly as practicable all Required Information and all other financial and other pertinent information and disclosures regarding the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent or Merger Sub to assist in Parent and Merger Sub’s preparation of the Offering Documents and all supplements thereto;

(ii) using reasonable best efforts to assist in the preparation of any Offering Documents (and any supplement thereto) (including identifying any portion of the information included therein that constitutes material, non-public information);

(iii) upon reasonable advance notice to the Company from the Parent, having appropriate senior management of the Company and its Subsidiaries, with appropriate seniority and expertise, and appropriate Representatives participate in a reasonable number of meetings (including customary one-on-one meetings), due diligence sessions, drafting sessions and lender and “roadshow” presentations and ratings agency meetings and sessions;

(iv) cooperating with the marketing efforts of Parent and the Financing Sources in connection with the Debt Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and potential lenders and investors in the Debt Financing;

(v) cooperating with the Financing Sources and their advisors in performing their due diligence;

(vi) if and to the extent Parent elects to prepay, redeem, terminate or otherwise discharge any of the Company’s existing indebtedness other than the Company Notes, which are the subject of Section 7.6, (w) delivering notices of prepayment, redemption or termination within the time periods required by the relevant agreements governing such indebtedness (to the extent such notices are and are permitted to be conditioned on the occurrence of the Closing), (x) providing all cooperation reasonably requested by Parent and Merger Sub to facilitate and effectuate such prepayment, redemption, termination or discharge (including via a tender offer), including communicating with agents, lenders, trustees and holders of such indebtedness, (y) delivering any other documents and materials as may be necessary in connection with the payoff, discharge and termination in full on the Closing, of such indebtedness and liens under such indebtedness and (z) obtaining customary payoff letters, lien terminations, instruments of discharge to be delivered at the Closing and any possessory collateral delivered in connection with such indebtedness;

(vii) providing at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least 8 Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(viii) cooperating with Parent’s and Merger Sub’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;

(ix) using reasonable best efforts to obtain customary consents of independent accountants of the Company and its Subsidiaries for use of their auditor opinions in any materials relating to the Debt Financing at the expense of and as reasonably requested by Parent on behalf of the Financing Sources and directing such accountants to partake in customary accounting and auditor due diligence sessions;

(x) using reasonable best efforts to assist Parent and Merger Sub in obtaining any corporate credit and family ratings from any ratings agencies in respect of the relevant borrower, issuer or parent guarantors under the Debt Financing, including assisting Parent, Merger Sub and the Financing Sources in the preparation of materials for rating agency presentations;

(xi) using reasonable best efforts to assist in the preparation, execution and delivery of definitive financing documents, including equity, guarantee and collateral documents and other certificates and documents as may reasonably be requested by Parent;

(xii) facilitating the pledging of collateral for the Debt Financing (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and each of its Subsidiaries), including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing);

(xiii) using reasonable best efforts to assist the Financing Sources in benefitting from the existing lender relationships of the Company and its Subsidiaries, including seeking consent to the transactions contemplated hereby from lenders under existing Advance Facilities and Warehouse Facilities;

(xiv) executing and delivering such documents as Parent may reasonably request, including (x) a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis, in the form of attached to the Debt Commitment Letter (or substantially similar provisions in any Substitute Financing) and (y) the Authorization Letters);

(xv) using reasonable best efforts to obtain surveys and title insurance at the expense of and as reasonably requested by Parent on behalf of the Financing Sources; and

(xvi) cooperate with Parent to the extent within the control of the Company, and take all organizational actions, subject to the occurrence of the Closing and not prior to the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing;

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability in connection with the Debt Financing prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent, (C) cause any representation or warranty in this Agreement to be breached by the Company and its Subsidiaries, (D) cause any condition to Closing in Section 8.2 to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (F) cause any breach of any applicable Law or any Company Material Contract to which the Company or any of its Subsidiaries is a party and (ii) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of Authorization Letters).

(g) Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and their respective pre-Closing Representatives, from and against any losses and damages suffered or incurred by them in connection with the arrangement of the Debt Financing, any information provided in connection therewith (other than arising from information provided by the Company and its Subsidiaries but including violations of the KKR Confidentiality Agreement) and any misuse of the logos, names or trademarks of the Company or its Subsidiaries, except in the event such losses and damages are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective pre-Closing Representatives. Parent shall promptly, upon reasonable written request by the Company, reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries and their respective Representatives in connection with the cooperation and assistance contemplated by this Section 7.5 (including, to the extent incurred at the request or consent of Parent, professional fees and expenses of accountants, legal counsel and other advisors). Subject to Parent’s indemnification obligations under this Section 7.5, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos, names and trademarks in connection with the Debt Financing, provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 7.6 Treatment of Existing Indebtedness of the Company.

(a) At Parent’s request, the Company shall use its reasonable efforts to commence and conduct one or more tender offers (each, an “Offer” and collectively, the “Offers”), with respect to any or all of the Company Notes identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent. The Company will not be required to commence any applicable Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Offer (collectively, the “Offer Documents”) a reasonable period of time in advance of the Company commencing the applicable Offer to allow the Company and its counsel to review and comment on the related Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Offer and any relevant deadlines. The closing of the Offers shall be expressly conditioned on (i) the occurrence of the Closing and (ii) the deposit by Parent with or on behalf of the Company of immediately available funds for the full payment of all Company Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Offer (clauses (i) and (ii) together, the “Conditions”), and the parties shall use their reasonable best efforts to cause the Offers to close on the Closing Date; provided, that the consummation of an Offer with respect to any series of Company Notes shall not be a condition to Closing. The Offers shall be conducted in compliance with any applicable provisions of the applicable indenture and with applicable Law, including SEC rules and regulations, and the Company shall not be required to commence and conduct any Offer that is not in compliance with the applicable indenture and applicable Laws. The Company shall waive any of the conditions relating to an Offer other than the Conditions as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any Offer or make any changes to any Offer other than as agreed between Parent and the Company. The Company shall, at Parent’s discretion, engage one or more dealer manager(s) and one or more information agent(s) designated by Parent and shall use its reasonable best efforts to enter into customary agreements with such parties, with terms to be agreed by Parent, and in form and substance reasonably satisfactory to the Company. The Company shall timely provide the dealer manager(s) and information agent(s) with such officer’s certificates, legal opinions and other documentation reasonably requested by the dealer manager(s) and information agent(s) in connection each Offer. The Company shall also use its reasonable best efforts to cause the trustees to cooperate with Parent to facilitate each such Offer. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Company Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Offer. The Company shall, and shall cause its Subsidiaries and any Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (c) below, to provide all cooperation reasonably requested by Parent in connection with any Offer. To the extent that the provisions of any applicable Law conflict with this Section 7.6(a), Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(b) If requested by Parent in writing, in lieu of or in addition to the Company commencing or closing an Offer for any series of Company Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Company Notes and the applicable indenture, to (x) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Company Notes, pursuant to the redemption provisions of the applicable indenture, which notice of redemption shall be issued at or after the Effective Time and (y) take any other actions prior to the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Company Notes and the related indenture immediately following the Effective Time pursuant to the redemption and the satisfaction and discharge provisions of the applicable indenture and the other provisions of such indenture applicable thereto; provided, that prior to the Company being required under clause (x) above to issue any notice of redemption, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Company Notes pursuant to the preceding sentence immediately following the Effective Time are referred to collectively as the “Discharge” of such series of Company Notes. The Company shall, and shall cause its Subsidiaries and the Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (c) below, to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time. The Company shall deliver such officers’ certificates, and shall facilitate the delivery by legal counsel of legal opinions, to the trustee as reasonably requested by the trustee in connection therewith. The Company shall also use its reasonable best efforts to cause the trustee for each series of Company Notes to cooperate with Parent to facilitate each Discharge.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for (i) all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred by the Company, its Subsidiaries or Representatives in connection with the Offers or Discharge in respect of any series of Company Notes and (ii) any reasonable out-of-pocket costs incurred by the Company, its Subsidiaries or the Representatives to the trustee or its counsel pursuant to the applicable indenture in connection with the Offers or Discharge in respect of any series of Company Notes. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 7.6 except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company, its Subsidiaries or the Representatives.

Section 7.7 Public Announcements. So long as this Agreement is in effect, neither Parent nor the Company, nor any of their respective Affiliates (including for this purpose, with respect to Parent, KKR), shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall give reasonable consideration to all reasonable comments suggested thereto. None of the limitations set forth in this Section 7.7 shall apply to any disclosure of any information (a) in connection with or following a Company Acquisition Proposal, Parent Acquisition Proposal, Company Adverse Recommendation Change or Parent Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the Parties relating to this Agreement, (c) to any Governmental Authority in connection with the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents contemplated by Section 7.1 or (d) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.7.

Section 7.8 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any written notice or other material communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or

(ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied; provided that the delivery of any notice pursuant to this Section 7.8 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.9 Access to Information.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, each Party shall (and shall cause its Subsidiaries to) afford to any other Party, its Affiliates and its directors, officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) and Financing Sources (“Representatives”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period each Party shall (and shall cause its Subsidiaries to) furnish to the other Party all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the requesting Party may reasonably request; provided that the Party receiving such request may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of such Party, (i) any Law applicable to such Party or its Subsidiaries requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege or (iv) such access would unreasonably disrupt the operations of such Party or any of its Subsidiaries; provided, further, that the Party receiving such request shall use commercially reasonable efforts to provide the other Party such information in a manner that would not violate any such Law or confidentiality obligations or waive attorney-client privilege, as applicable.

(b) With respect to the information disclosed pursuant to Section 7.9(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, (x) all of its obligations under the Confidentiality Agreements, which agreements shall remain in full force and effect in accordance with their respective terms, and (y) with respect to NPI, applicable Law.

Section 7.10 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall each use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock), dispositions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act (each such individual, a “Section 16 Officer”) with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.11 Stock Exchange Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article II to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event within ninety (90) days after the date of this Agreement.

Section 7.12 Stockholder Litigation. Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the opportunity to participate, at the requesting Party’s expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, and no Party shall settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.12.

Section 7.13 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby. Unless this Agreement is otherwise terminated pursuant to Section 9.1, no Company Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other transactions contemplated hereby.

Section 7.14 Tax Matters. Parent shall use reasonable best efforts to obtain the opinion described in Section 8.3(d).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The obligations of each Party to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of Parent.

(c) HSR Approval. Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by the Agreement shall have expired or been terminated.

(d) Other Regulatory Approvals. All consents, notices, non-objections, registrations and approvals, as applicable, from the Governmental Authorities set forth in Section 8.1(d) of the Company Disclosure Letter (each such consent, notice, non-objection, registration or approval, a “Required Regulatory Approval”) shall have been obtained without the imposition of a Burdensome Condition (other than a Burdensome Condition as to which Parent had previously agreed in writing).

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC.

(f) Exchange Listing. The shares of Parent Common Stock issuable in connection with the Merger or otherwise pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits or makes illegal the consummation of the Merger and remains in effect.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.5(a) and (b) (Capitalization) and Section 3.10(a) (Absence of Certain Changes) shall be true and correct in all respects (other than with respect to Section 3.5(a) and (b) for inaccuracies that are individually and in the aggregate de minimis) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), (ii) contained in Section 3.1, Section 3.2, Section 3.5(c) and Section 3.23 shall be true and correct in all material respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) and (iii) except for the representations and warranties described in the foregoing clauses (i)–(ii), the Company’s representations and warranties contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of the representations and warranties contained in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects its covenants and obligations under the Agreement required to be performed by it at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 4.5(a) and (b), Section 4.12 and Section 4.13(a) shall be true and correct in all respects (other than with respect to Section 4.5(a) and (b) for inaccuracies that are individually or in the aggregate de minimis) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), (ii) contained in Section 4.1, Section 4.2, Section 4.5(c) and (d), Section 4.19(a) and (b) and Section 4.21 shall be true and correct in all material respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein) at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) and (iii) except for the representations and warranties described in the foregoing clauses (i)–(ii), Parent’s representations and warranties contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of the representations and warranties contained in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants and obligations under the Agreement required to be performed by them at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received a copy of a written opinion of BDO (“Parent’s Tax Advisor”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that (based on the most current information available prior to the Closing Date as provided by Parent to BDO and subject to customary assumptions and qualifications) (i) there should not have been an Ownership Change since March 19, 2012, and (ii) the Merger, taken together with the other transactions contemplated by this Agreement and occurring on the Closing Date, should not result in an Ownership Change (the “382 Tax Opinion”). In rendering the 382 Tax Opinion, Parent’s Tax Advisor shall be entitled to receive and rely upon tax representation letters, including from Parent.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before November 12, 2018 (the “End Date”); provided that such period may be extended by the Company or Parent upon written notice for one or more 30-day periods, not to exceed 90 days in the aggregate, to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of the consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 8.1(d) of the Company Disclosure Letter; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to such Party’s breach of any of its obligations under this Agreement;

(ii) if there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 9.1(b)(ii) shall have used its reasonable best efforts to have such Order lifted;

(iii) if the Company Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Company Stockholder Approval shall not have been obtained; or

(iv) if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Parent Share Issuance and the Parent Stockholder Approval shall not have been obtained.

(c) by Parent:

(i) if a Parent Triggering Event shall have occurred; or

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform

(x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the 30-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that if such breach or failure to perform is capable of being cured by the Company and the Company ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Parent, Parent shall have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(ii).

(d) by the Company:

(i) if a Company Triggering Event shall have occurred;

(ii) if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent or Merger Sub, as applicable, during the 30-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that if such breach or failure to perform is capable of being cured by Parent or Merger Sub, as applicable, and Parent or Merger Sub, as applicable, ceases using reasonable best efforts to cure such breach or failure to perform following written notice from the Company, the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(ii);

(iii) if (A) the Company Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Superior Company Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.3, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement that constituted a Superior Company Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.3; or

(iv) if (A) all of the conditions set forth in Article VIII have been satisfied or waived (except for any conditions that by their nature can only be satisfied or waived on the Closing Date, but subject to such conditions being able to be satisfied or waived at the time of termination), (B) Parent and Merger Sub fail to consummate the Merger within three Business Days following the first date the Closing should have occurred pursuant to Section 2.2 and (C) the Company shall have irrevocably notified Parent in writing that it stood ready, willing and able to consummate the Merger at such time.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreements, Section 7.5(g), Section 7.6(c), this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, without limiting Section 10.12 and subject to the limitations set forth in Section 9.3(h), nothing in this Section 9.2 shall relieve any Party from liability for any Willful Breach of, or actual fraud in connection with, this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreements.

Section 9.3 Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(i) or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(iii), then, in each case, the Company shall pay to Parent (or its designee), by wire transfer of immediately available funds, a fee in the amount of $65,000,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(iii) or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i).

(b) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(i), then Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, a fee in the amount of $65,000,000 (the “Parent Termination Fee”) as promptly as practicable (and, in any event, within two Business Days following such termination).

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) in respect of a Willful Breach of this Agreement by the Company, and in each case (i) at any time after the date of this Agreement and prior to such termination of this Agreement, a Company Acquisition Proposal has been made to the Company or publicly announced (whether or not withdrawn) and (ii) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated (in each case whether or not the same Company Acquisition Proposal as that referred to above), then, in such event, the Company shall pay to Parent (or its designee), by wire transfer of immediately available funds, the Company Termination Fee within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(c), references to “15%” and “85%” shall be replaced by “50%”.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iv), then, in each case, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, a fee in the amount of $125,000,000 (the “Reverse Termination Fee”) as promptly as practicable (and, in any event, within two Business Days following such termination).

(e) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(iv), then Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, an amount equal to $29,385,000 as compensation for the Company’s Expenses as promptly as practicable (and, in any event, within two Business Days following such termination), and if:

(x) (i) at any time after the date of this Agreement and prior to such termination of this Agreement, a Parent Acquisition Proposal has been made to or by Parent or publicly announced (whether or not withdrawn) and (ii) within twelve (12) months after such termination, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal or a Parent Acquisition Proposal is consummated (in each case whether or not the same Parent Acquisition Proposal as that referred to above), then, in such event, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, the Parent Termination Fee, less the amount of the Company’s Expenses to the extent previously paid by Parent pursuant to this Section 9.3(e), within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction, or

(y) clause (x) of this Section 9.3(e) does not apply (i.e., because no Parent Acquisition Proposal was made to or by Parent or publicly announced (whether or not withdrawn) prior to such termination of this Agreement), and, within twelve (12) months after such termination, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal or a Parent Acquisition Proposal is subsequently consummated, then, in such event, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, an additional amount equal to $18,615,000 within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction.

(f) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) and (i) at any time after the date of this Agreement and prior to such termination of this Agreement, a Parent Acquisition Proposal has been made to or by Parent or publicly announced (whether or not withdrawn) and (ii) within twelve (12) months after such termination, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal or a Parent Acquisition Proposal is consummated (in each case whether or not the same Parent Acquisition Proposal as that referred to above), then, in such event, Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, the Parent Termination Fee, within two Business Days following the earlier of the date of the execution of such definitive agreement or the consummation of such transaction.

(g) The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee, the Parent Termination Fee, any amounts payable pursuant to Section 9.3(e) and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for any amount due pursuant to this Section 9.3, then such Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate equal to the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law). All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall (x) a Company Termination Fee or Reverse Termination Fee be payable more than once and (y) the Company receive more than one of the Parent Termination Fee, the amounts payable pursuant to Section 9.3(e) and the Reverse Termination Fee.

(h) Notwithstanding anything in this Agreement to the contrary, subject to Section 10.12, (i) in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee (plus any costs, expenses or interest, if any, payable pursuant to Section 9.3(g)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including as may arise out of the Voting Agreements), (ii) in the event that this Agreement is terminated under circumstances where the Parent Termination Fee is payable pursuant to this Section 9.3, the payment of the Parent Termination Fee (plus any costs, expenses or interest payable pursuant to Section 9.3(g) or any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c)) shall be the sole and exclusive remedy of the Company against the Parent Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including as may arise out of the Voting Agreements) and (iii) in the event that this

Agreement is terminated under circumstances where the Reverse Termination Fee is payable pursuant to this Section 9.3, subject to Section 10.12, the payment of the Reverse Termination Fee (plus any costs, expenses or interest, if any, payable pursuant to Section 9.3(g) or any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c)) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Financing Sources or any of their respective Non-Recourse Parties (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (including any Willful Breach of this Agreement) or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including as may arise out of the Voting Agreements).

(i) Other than seeking to terminate this Agreement and receive (x) payment of (A) the Parent Termination Fee, (B) the Reverse Termination Fee, (C) the amounts payable pursuant to Section 9.3(e) and/or (D) Expenses, in each case, plus any costs, expenses or interest payable pursuant to Section 9.3(g) and in accordance with this Section 9.3, or (y) indemnification for any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c), none of the Company, its Subsidiaries nor any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to be made in connection herewith. In no event shall Parent be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to the Reverse Termination Fee (plus any costs, expenses or interest, if any, payable pursuant to Section 9.3(g) or any losses or damages payable pursuant to Section 7.5(g) or Section 7.6(c)), in the aggregate, for any losses or other liabilities arising out of or in connection with breaches by Parent of its representations, warranties, covenants and agreements contained in this Agreement (whether willful, intentional, unilateral or otherwise, including Willful Breach) or arising from any claim or cause of action that any Company Related Party may have hereunder, including for a breach of Section 2.2 as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Debt Letters or in respect of any oral representation made or alleged to be made in connection herewith or therewith. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of one of the Parent Termination Fee, the amounts payable pursuant to Section 9.3(e), or the Reverse Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief and the payment of the Parent Termination Fee, the amounts payable pursuant to Section 9.3(e) and/or the Reverse Termination Fee.

ARTICLE X

Miscellaneous

Section 10.1 No Survival of Representations and Warranties. None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of Parent and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained or the Parent Stockholder Approval is obtained, no amendment that requires further approval of the stockholders of the Company (in the case of the Company Stockholder Approval) or the stockholders of Parent (in the case of the Parent Stockholder Approval), in each case under applicable Law, shall be made without such required further approval; provided, further, that Section 9.3, this Section 10.2, Section 10.8, Section 10.11, Section 10.12(c), Section 10.13 and Section 10.14 shall not be amended in any manner adverse in any material respect to the Debt Financing Parties without the prior written consent of the Financing Sources. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof).

Section 10.3 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub on the one hand, or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the second proviso of the first sentence of Section 10.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3.

Section 10.4 Expenses. Except as otherwise provided herein and as set forth on Section 1.1(b) of the Company Disclosure Letter, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act.

Section 10.5 Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter or Parent Disclosure Letter (as applicable, the “Disclosure Letter”) shall have the meanings assigned to them in this Agreement. The Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Letter relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Letter is expressly made to such other part in the Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Letter shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Letter relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Letter be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to Parent or Merger Sub to:

WMIH Corp.

Fifth Avenue Plaza, Suite 4100

Seattle, WA 98104

Attention: Charles E. Smith,

Esq.Email: chad.smith@wamuinc.net

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Kerry E. Berchem

Email: kberchem@akingump.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson

Elizabeth Cooper

Email: lmeyerson@stblaw.com ecooper@stblaw.com

if to the Company, to:

Nationstar Mortgage Holdings Inc.

8950 Cypress Waters Blvd.

Coppell, TX 75019

Attention: Office of the General Counsel

Email: tony.villani@NationstarMail.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Kevin M. Schmidt

Email: kmschmidt@debevoise.com

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided that (x) any provisions of any Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreements shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.3 shall be enforceable by each Indemnified Party hereunder and his or her heirs and his or her representatives; provided, further, that the Financing Sources shall be express third party beneficiaries with respect to Section 9.3(h), Section 10.2, this Section 10.8, Section 10.11, Section 10.12(c), and Section 10.13 and Section 10.14.

Section 10.9 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware; provided that, notwithstanding the foregoing, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all actions, Proceedings, causes of actions, claims, cross-claims or third party claims of any kind or description (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources in any way relating to the Debt Letters or any of the transactions contemplated thereby, including the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of New York.

Section 10.12 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 9.3(h), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to make the payment of the Merger Consideration and to cause the Effective Time to occur and to consummate the Closing, in each case, if and only if (i) the conditions to the Merger set forth in Article VIII have been satisfied or waived at the time when the Closing is required to occur pursuant to Section 2.2, (ii) the Debt Financing has been funded or will be funded at the Closing in accordance with the terms of the Debt Commitment Letter, (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing are funded, then the Company will take such action within its control as necessary to ensure that Closing will occur and (iv) Parent and Merger Sub fail to consummate the Merger at the time when the Closing is required to occur pursuant to Section 2.2. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party agrees that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such injunction. The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12. For the avoidance of doubt, the Company shall not be entitled to enforce specifically to cause Parent to consummate the Merger if the Debt Financing has not been funded or would not be funded at the Closing.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c) Notwithstanding anything to the contrary in this Agreement, each Party agrees (on behalf of itself and its Affiliates) that it will not bring or support any action, Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of the Debt Letters or the performance thereof or the Debt Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appropriate appellate courts therefrom), and each Party submits itself with respect to any such action or Proceeding to the exclusive jurisdiction of such court.

Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

Section 10.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, except for claims that may be asserted in accordance with the Voting Agreements or Confidentiality Agreements. No former, current or future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, Affiliates, attorneys, affiliated (or commonly advised) funds, members, managers, general or limited partners, stockholders or other Representative of any party hereto or any of their successors or permitted assignees (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise)

based on, in respect of, or by reason of, the transactions contemplated hereby (including the Debt Financing) or in respect of any oral representations made or alleged to be made in connection herewith, except as may arise pursuant to the Voting Agreements or Confidentiality Agreements. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Subsidiaries, and the Company agrees not to and to cause its Subsidiaries not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (other than in accordance with the Confidentiality Agreements).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

NATIONSTAR MORTGAGE HOLDINGS INC.

By:	/s/ Jay Bray
Name: Jay Bray
Title: Chairman, President and Chief Executive Officer

WMIH CORP.

By:	/s/ William Gallagher
Name: William Gallagher
Title: CEO

WAND MERGER CORPORATION

By:	/s/ Charles E. Smith
Name: Charles E. Smith
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONSTAR MORTGAGE HOLDINGS INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Nationstar Mortgage Holdings Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, County of New Castle, Wilmington, DE 19801, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation. Election of directors need not be by written ballot.

SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Any amendment, repeal or modification of this ARTICLE SIXTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Exhibit B

BOARD OF DIRECTORS OF PARENT FOLLOWING THE EFFECTIVE TIME

1.	Steve Scheiwe

2.	Tagar Olson

3.	Chris Harrington

4.	Three directors selected by the Company from the Company Board

5.	CEO of the Company